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                               BUSINESS LOAN AGREEMENT

                                  November 27, 1996
                                       between
                   HAWKER PACIFIC, INC., a California corporation,

                                         and

                            BANK OF AMERICA NATIONAL TRUST
                               AND SAVINGS ASSOCIATION

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                                  TABLE OF CONTENTS

1.      DEFINITIONS............................................................1

2.      LINE OF CREDIT (FACILITY NO. 1).......................................10
2.1 Line of Credit Amount.....................................................10
2.2 Availability Period.......................................................10
2.3 Purpose...................................................................11
2.4 Interest Rate.............................................................11
2.5 Repayment Terms...........................................................11
2.6 Letters of Credit.........................................................12

3.      TERM LOAN (FACILITY NO. 2)............................................13
3.1 Loan Amount...............................................................13
3.2 Availability..............................................................13
3.3 Purpose ..................................................................13
3.4 Interest Rate.............................................................14
3.5 Repayment Terms...........................................................14
3.6 Mandatory Prepayments.....................................................15

4.      CAPITAL EXPENDITURE FACILITY (FACILITY NO. 3).........................15
4.1 Capital Expenditure Loans.................................................15

5.      OPTIONAL INTEREST RATE................................................17
5.1 Optional Rate.............................................................17
5.2 Offshore Rate.............................................................17

6.      FEES, EXPENSES........................................................19
6.l Fees......................................................................19
6.2 Expenses..................................................................20
6.3 Reimbursement Costs.......................................................20

7.      COLLATERAL............................................................21
7.1 Personal Property.........................................................21
7.2 Guarantees; Personal Property Supporting Guarantees.......................21


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7.3 Subordination.............................................................21

8.      DISBURSEMENTS, PAYMENTS AND COSTS.....................................21
8.1 Requests for Credit.......................................................21
8.2 Disbursements and Payments................................................22
8.3 Telephone and Telefax Authorization.......................................22
8.4 Direct Debit..............................................................23
8.5 Direct Debit (Line of Credit).............................................23
8.6 Banking Days..............................................................23
8.7 Taxes.....................................................................24
8.8 Additional Costs..........................................................24
8.9 Interest Calculation......................................................24
8.10 Default Rate.............................................................24
8.11 Overdrafts...............................................................24
8.12 Collections on Accounts Receivable.......................................25

9.      CONDITIONS............................................................25
9.1 Authorizations............................................................25
9.2 Incumbency Certificates; Governing Documents..............................26
9.3 Security Agreements, Etc..................................................26
9.4 Evidence of Priority......................................................26
9.5 Consent to Removal........................................................26
9.6 Insurance.................................................................26
9.7 Business Interruption Insurance...........................................26
9.8 Guaranties................................................................26
9.9 Subordination Agreement...................................................26
9.10 Equity Infusion..........................................................26
9.11 Subordinated Debt........................................................27
9.12 Acquisition..............................................................27
9.13 Legal Opinion............................................................27
9.14 Solvency Certificate.....................................................27
9.15 Payment of Fees..........................................................27
9.16 Superfund Letter.........................................................27
9.17 Employment Agreements and Material Contracts.............................28
9.18 Consents.................................................................28
9.19 Certain Financial Information............................................28
9.20 Liquidity................................................................29


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9.21  Other Items.............................................................29

10.     REPRESENTATIONS AND WARRANT...........................................29
10.1  Organization of Borrower and AqHawk.....................................29
10.2  Authorization...........................................................29
10.3  Enforceable Agreement...................................................29
10.4  Good Standing...........................................................29
10.5  No Conflicts............................................................29
10.6  Financial Information...................................................30
10.7  Lawsuits................................................................30
10.8  Collateral..............................................................30
10.9  Permits, Franchises.....................................................30
10.10 Other Obligations.......................................................30
10.11 Income Tax Returns......................................................30
10.12 No Event of Default.....................................................31
10.13 Merchantable Inventory..................................................31
10.14 ERISA Plans.............................................................31
10.15 Location of Borrower....................................................32
10.16 Certain Collateral......................................................32
10.17 The Acquisition.........................................................32
10.18 Environmental...........................................................32
10.19 Governmental Regulation.................................................32
10.20 Copyrights, Patents, Trademarks and Licenses, etc.......................33
10.21 Subsidiaries............................................................33
10.22 Contracts...............................................................33

11.     COVENANTS.............................................................33
11.1 Use of Proceeds..........................................................33
11.2 Use of Proceeds: Ineligible Securities...................................33
11.3 Financial Information....................................................34
11.4 Quick Ratio..............................................................37
11.5 Fixed Charge Coverage Ratio..............................................37
11.6 Profitability............................................................37
11.7 Other Debts..............................................................38
11.8 Other Liens..............................................................38
11.9 Capital Expenditures for Shipsets........................................39
11.10 Capital Expenditures for 1996...........................................39


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11.11 Capital Expenditures for Other Assets...................................39
11.12 Leases..................................................................39
11.13 Dividends and Other Payments............................................39
11.14 Loans to Officers.......................................................40
11.15 Notices to Bank.........................................................40
11.16 Books and Records.......................................................40
11.17 Audits..................................................................40
11.18 Compliance with Laws....................................................41
11.19 Preservation of Rights..................................................41
11.20 Maintenance of Properties...............................................41
11.21 Perfection of Liens.....................................................41
11.22 Places of Business......................................................41
11.23 Cooperation.............................................................41
11.24 Insurance...............................................................42
    (a)  Insurance Covering Collateral........................................42
    (b)  General Business Insurance...........................................42
    (c)  Evidence of Insurance................................................42
11.25 Additional Negative Covenants...........................................42
11.26 ERISA Plans.............................................................43
11.27 Inspection of Property and Books and Records............................43
11.28 Environmental Laws......................................................44
11.29 Sabena Shipset..........................................................44
11.30 Swap Agreements.........................................................44
11.31 Collection of Accounts..................................................44
11.32 AqHawk..................................................................44
11.33 Liquidity...............................................................44
11.34 Amendment to the BTR Environmental Indemnity............................45

12.     DEFAULT...............................................................45
12.1 Failure to Pay...........................................................45
12.2 Lien Priority............................................................45
12.3 Loan Documents...........................................................45
12.4 False Information........................................................45
12.5 Death....................................................................45
12.6 Bankruptcy...............................................................45
12.7 Receivers................................................................46
12.8 Judgments................................................................46


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12.9 Government Action........................................................46
12.10 Material Adverse Change.................................................46
12.11 Cross-default...........................................................46
12.12 Other Bank Agreements...................................................47
12.13 ERISA Plans.............................................................47
12.14 Environmental Indemnnity Breach.........................................47
12.15 Change in Control or Management.........................................47
12.16 Subordination...........................................................48
12.17 Balance Sheet...........................................................48
12.18 Other Breach Under Agreement............................................48

13.     ENFORCING THIS AGREEMENT; MISCELLANEOUS...............................48
13.1 GAAP.....................................................................48
13.2 California Law...........................................................48
13.3 Successors and Assigns...................................................49
13.4 Arbitration..............................................................49
13.5 Severability; Waivers....................................................51
13.6 Administration Costs.....................................................51
13.7 Attorneys' Fees..........................................................51
13.8 One Agreement............................................................52
13.9 Disposition of Schedules, Reports, Etc. Delivered by Borrower............52
13.10 Returned Merchandise....................................................52
13.11 Verification of Receivables.............................................53
13.12 Indemnification.........................................................53
13.13 Notices.................................................................53
13.14 Headings................................................................53
13.15 Counterparts............................................................54


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                               BUSINESS LOAN AGREEMENT

         This Business Loan Agreement (this "Agreement") dated as of November 27, 1996 is made between BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION ("BANK") and HAWKER PACIFIC, INC., a California corporation ("BORROWER"). Borrower and Bank hereby agree as follows:

1.  DEFINITIONS

In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings indicated for the purposes of this Agreement:

    "ACCEPTABLE RECEIVABLE" means an account receivable which satisfies the following requirements:

              (a) The account has resulted from the sale of goods or the performance of services by Borrower in the ordinary course of Borrower's business.

              (b) There are no conditions which must be satisfied before Borrower is entitled to receive payment of the account. Accounts arising from COD sales, consignments or guaranteed sales are not acceptable.

              (c) The debtor upon the account does not claim any defense to payment and has not asserted any counterclaims or offsets against Borrower. To the extent any credit balances exist in favor of the debtor, such credit balances shall be deducted from the account balance.

              (d) The account represents a genuine obligation of the debtor for goods sold and accepted by the debtor, or for services performed for and accepted by the debtor.

              (e) Borrower has sent an invoice to the debtor in the amount of the account.


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              (f)  The account is owned by Borrower free of any title defects or any liens or interests of others except the security interest in favor of Bank.

              (g)  The debtor upon the account is not any of the following:

                   (i) an employee, affiliate, parent or subsidiary of Borrower, or an entity which has common officers or directors with Borrower.

                   (ii) the U.S. government or any agency or department of the U.S. government other than the Coast Guard Contract (and then only to the extent that Borrower has, prior to January 31, 1997, caused an effective assignment of the Coast Guard Contract to occur under the Federal Assignment of Claims Act assigning the interest of Bank in the Coast Guard Contract, to the satisfaction of Bank), and any other contract with the United States of America or its agencies and instrumentalities which is reasonably acceptable to Bank and as to which such a filing has been completed.

                   (iii)  any state, county, city, town or municipality.

                   (iv) any person or entity located in a foreign country (other than the Canadian provinces of Quebec, Ontario, British Columbia, Saskatchewan and Manitoba) unless the account is supported by a letter of credit issued by a bank acceptable to Bank or by FCIA insurance or other credit insurance acceptable to Bank in its sole discretion.

                   (v) any person or entity to whom Borrower is obligated for goods purchased by Borrower for services performed for Borrower (but only to the extent of such obligation).

         (h) The account is not in default. An account will be considered in default if any of the following occur:

                   (i) The account is not paid within the 90 day period starting on its original invoice date (it being understood that the entire amount of such accounts which is 90 days overdue shall be excluded from


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         Borrower's gross accounts receivable balance without regard to any credit balances due to the account debtor with respect to any such account);

                   (ii) The debtor obligated upon the account suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or

                   (iii) Any petition is filed by or against the debtor obligated upon the account under any bankruptcy law or any other law or laws for the relief of debtors;

         (i) The account is not the obligation of a debtor who is in default (as defined in (h) above) on 25% or more of the accounts upon which such debtor is obligated.

         (j) The account does not arise from the sale of goods which remain in Borrower's possession or under Borrower's control.

         (k) The account is not evidenced by a promissory note or chattel paper.

         (l)  The account is otherwise acceptable to Bank.

    In addition to the foregoing limitations, the dollar amount of accounts included as Acceptable Receivables which are the obligations of a single debtor shall not exceed 20% of the total amount of Borrower's gross accounts receivable at that time, provided that such concentration limit for Federal Express will be 40% unless and until 15% of the gross accounts receivable of Borrower from Federal Express remain unpaid for 90 days past their respective original invoice dates. To the extent the total accounts owed by any debtor exceeds that debtor's concentration limit pursuant to this paragraph, the amount of any such excess shall be excluded.

    "ACCEPTABLE INVENTORY" means inventory which satisfies the following requirements:

              (a) The inventory is owned by Borrower free of any title defects or any liens or interests of others except the security interest in favor of Bank.


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              (b)  The inventory is permanently located at United States domestic locations of Borrower which Borrower has disclosed to Bank, as to which Bank has an appropriate Uniform Commercial Code financing statement on file, and which are otherwise acceptable to Bank. If the inventory is covered by a negotiable document of title (such as a warehouse receipt) that document must be delivered to Bank. Inventory which is in transit
    (including but not limited to any used exchange parts shipped from Borrower's customer but which have not reached the United States domestic locations of Borrower) is not acceptable unless it is covered by a commercial Letter of Credit issued by Bank and the seller of the inventory is required to present shipping or title documents to Bank as a condition to obtaining payment.

              (c) The inventory is held for sale in the ordinary course of Borrower's business and is of good and merchantable quality. Inventory which is obsolete, unsalable, damaged, defective, discontinued, slow-moving or excess inventory, or which has been returned by the buyer, is not acceptable. For purposes of this clause (c), inventory shall be considered slow moving if Borrower has not sold inventory or otherwise dealt in of that type within a 12 month period. Inventory shall be considered "excess inventory" if Borrower's supply of inventory of that type is in excess of the amount which is salable within a 24 month period, as determined by Bank given Borrower's historical sales information. Work-in-process, display items, and packing and shipping materials and supplies are not acceptable inventory and are excluded.

              (d) The inventory is not placed on consignment or otherwise placed with the customer or on the customer's premises.

              (f)  The inventory does not consist of freight or duty.

              (g)  The inventory consists of property other than Shipsets.

              (h)  The inventory is otherwise acceptable to Bank.

    "ACQUISITION" means the acquisition by AqHawk of Borrower on the Closing Date pursuant to the Acquisition Agreement.


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    "ACQUISITION AGREEMENT" means that certain Agreement of Purchase and Sale of Stock by and among BTR Dunlop, Inc., a Delaware corporation, BTR, Inc., a Delaware corporation, Borrower and AqHawk, of even date herewith and effective as of November 1, 1996, as in effect on the date of this Agreement.

    "AQHAWK" means AqHawk, Inc., a California corporation, which, concurrently with the execution of this Agreement, will acquire Borrower pursuant to the Acquisition Agreement.

    "AQHAWK GUARANTY" means the unlimited continuing guaranty of the obligations of Borrower under this Agreement and the other Loan Documents issued by AqHawk on the Closing Date, as at any time amended.

    "BASTIAN" means Melanie L. Bastian, an individual residing in Orem, Utah.

    "BASTIAN LIMITED GUARANTY" means the limited continuing guaranty of the obligations of Borrower under this Agreement and the other Loan Documents issued by Bastian on the Closing Date, as at any time amended.

    "BORROWER" means Hawker Pacific, Inc., and its successors and assigns, including Hawker Pacific, Inc., as survivor of the proposed merger of Hawker Pacific, Inc. and AqHawk.

    "BORROWER SECURITY AGREEMENT" means that certain Borrower Security Agreement of even date herewith made by Borrower in favor of Bank, as at any time amended.

    "BORROWING BASE" means the sum of:

              (a)  85% of the balance due on Acceptable Receivables; and

              (b) The lesser of Six Million Dollars ($6,000,000) or 50% of the value of Acceptable Inventory. In determining the value of Acceptable Inventory to be included in the Borrowing Base, Bank will use the lowest of
    (i) Borrower's cost, (ii) Borrower's estimated market value, or (iii) Bank's independent determination of the resale value of such inventory in such quantities and on such terms as Bank deems appropriate.


                                          5
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    "CAPITAL EXPENDITURE LOAN UNUSED AMOUNT" means, as of each date of determination, the excess, if any, as of that date of $3,000,000 over the aggregate amount of Capital Expenditure Loans made through and including such date.

    "CAPITAL EXPENDITURE LOANS" means loans to Borrower made pursuant to Facility No. 3, as described in Section 4.

    "CASH FLOW" means, for any fiscal period, the sum, without duplication, of Borrower's net income, plus income tax expense, plus gross interest expense, plus depreciation and amortization, minus extraordinary income and gains, minus gains (or plus losses) on sales of fixed assets, minus capital expenditures (net of purchase money financing, which shall include the amount of Capital Expenditure Loans made during that period), minus cash taxes paid or payable, plus the amount of any EPA Payments to the extent that such EPA Payments reduce net income, in each case for that period, determined in accordance with generally accepted accounting principles, consistently applied.

    "CLOSING DATE" means the date upon which each of the conditions precedent set forth in Section 9 of this Agreement are satisfied or waived in writing by Bank and the initial loans under this Agreement are funded.

    "COAST GUARD CONTRACT" means that certain Contract No. DTCG38-95-D-20018 dated September 20, 1995, between Borrower and the United States Coast Guard Aircraft Repair and Supply Center, as amended from time to time.

    "DEFAULT" means any event or circumstance which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

    "EPA PAYMENTS" means payments in an aggregate amount not to exceed $658,000 made by Borrower pursuant to (i) the Settlement Agreement and Limited Release dated as of November 21, 1994 among Borrower, Gordon N. Wagner, Peggy M. Wagner, The Wagner Living Trust, Joseph W. Basinger and Viola Basinger, and the Addendum thereto and (ii) the proposed Agreement and Limited Release to be entered into among Borrower, Gordon N. Wagner, Peggy
    M. Wagner, The Wagner Living Trust, Joseph W. Basinger, Viola Basinger, Parker Hannefin Corporation, and Inchcape, Inc. (which remains unexecuted by the parties thereto), and (iii) the


                                          6
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    proposed Consent Decree among the United States of America, the State of
    California, Allied Signal, Inc. et al (which is currently approved by the litigants but not yet by the court).

    "ENVIRONMENTAL CLAIMS" means all claims, however asserted, by any governmental authority or other person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

    "ENVIRONMENTAL LAWS" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authorities, in each case relating to environmental, health, safety and land use matters.

    "EVENT OF DEFAULT" means any of the circumstances or events constituting defaults hereunder and listed in Section 12.

    "EXCESS CASH FLOW" means, for any fiscal period of Borrower, the sum, without duplication during that fiscal period, of Borrower's net income, plus income tax expense, plus interest expense, plus amortization and depreciation expense, minus gains (or plus losses) on sales of fixed assets, plus non-cash extraordinary losses, minus non-cash extraordinary income minus capital expenditures (net of the amount of any associated purchase money financing) minus 75% of the increase (or plus 75% of the decrease) in working capital, minus cash income taxes paid or payable, minus interest payments (including that portion of capital lease payments construed as interest), minus scheduled payments of principal with respect to indebtedness for borrowed money and capital leases, and minus voluntary prepayments of Facility No. 2 and Facility No. 3.

    "FACILITY NO. 1 UNUSED AMOUNT" means, as of each date of determination, the difference between (i) the Facility No. 1 Commitment, and (ii) the Facility No.1 Outstanding Amount.

    "FIXED CHARGES" is defined as the sum of gross interest expense paid or payable by Borrower in cash (but excluding interest on the Subordinated
    Note), plus scheduled principal payments on indebtedness for borrowed money and capital leases.

    "INELIGIBLE SECURITIES" means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

    "INTERCOMPANY NOTE" means the $19,178,841 promissory note of even date herewith made by AqHawk in favor of Borrower and pledged to Bank.

    "LETTER OF CREDIT" means any of the standby or commercial letters of credit issued by Bank for the account of Borrower pursuant to Section 2.6.

    "LIQUIDITY" means, as of each date of determination, the sum of the Facility No. 1 Unused Amount as of that date, PLUS Borrower's cash balances on that date.

    "LOAN DOCUMENTS" means this Agreement, the Borrower Security Agreement, the AqHawk Guaranty, the Bastian Limited Guaranty, the Lockbox Agreement, the Intercompany Note, each Letter of Credit, the Pledge Agreement - Borrower, the Pledge Agreement - AqHawk, and each other instrument, document and agreement now or hereafter executed by Borrower, AqHawk, Bastian, or any of their respective shareholders or affiliates in connection with this Agreement.

    "LOCKBOX" means a post office box established by Borrower pursuant to the Lockbox Agreement.

    "LOCKBOX ACCOUNT" means a blocked bank deposit account subject to the first priority lien of Bank into which remittances to a Lockbox are deposited on a daily basis.

    "LOCKBOX AGREEMENT" means each agreement establishing a Lockbox and Lockbox Account, in any event providing for (i) the deposit of all remittances with respect to accounts receivable of Borrower to the Lockbox, (ii) the deposit of remittances received in the Lockbox to a Lockbox Account, and (iii) a first priority lien in favor of Bank with respect to the contents of the Lockbox and Lockbox Account.

    "PERMITTED MANAGEMENT FEES" means fees payable to Unique, in equal installments and not less frequently than quarterly, in an annual amount not to exceed $300,000.


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

    "PLEDGE AGREEMENT - AqHAWK" means the Pledge Agreement of even date herewith made by the shareholders in AqHawk in favor of Bank to secure the obligations of Borrower hereunder (on a non-recourse basis), pursuant to which such shareholders have pledged 100% of the capital stock of AqHawk to Bank, as at any time amended.

    "PLEDGE AGREEMENT - BORROWER" means the Pledge Agreement of even date herewith made by AqHawk in favor of Bank to secure the AqHawk Guaranty, pursuant to which AqHawk has pledged 100% of the capital stock of Borrower to Bank, as at any time amended.

    "QUICK ASSETS" means cash, cash balances, short-term cash investments (but only to the extent that the foregoing exceed the then outstanding balance under Facility No. 1), net trade receivables and marketable securities not classified as long-term investments.

    "REFERENCE RATE" is the rate of interest publicly announced from time to time by Bank in San Francisco, California, as its Reference Rate. The Reference Rate is set by Bank based on various factors, including Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in Bank's Reference Rate.

    "SABENA SHIPSET" means a Shipset for a Boeing 747-400 owned by Borrower as of the Closing Date and further described on Schedule 2.

    "SHIPSET" means a landing gear core set for a fixed wing or rotar equipped aircraft.

    "SUBORDINATED NOTE" means that certain $6,500,000 Subordinated Promissory Note of even date herewith made by AqHawk in favor of Unique, as at any time amended.

    "SUBORDINATION AGREEMENT" means that certain Subordination Agreement of even date herewith executed by Bastian, Unique, AqHawk, Borrower and Bank, pursuant to which all obligations of AqHawk and Borrower to Bastian and Unique have been subordinated to the Intercompany Note and the Loan Documents.

    "UNIQUE" means Unique Investment Corporation, a Utah, its successors and assigns.

2.  LINE OF CREDIT (FACILITY NO. 1)

         2.1  LINE OF CREDIT AMOUNT.

              (a) During the availability period described below, Bank will provide a line of credit ("FACILITY NO. 1") to Borrower. The maximum amount of the line of credit (the "FACILITY NO. 1 COMMITMENT") is equal to the lesser of (i) $10,000,000 or (ii) the Borrowing Base.

              (b) This is a revolving line of credit for advances with a within-line facility for Letters of Credit (the maximum effective amount of which shall not exceed $2,000,000 at any time). During the availability period, Borrower may repay principal amounts and reborrow them, to the extent of the excess from time to time of (i) the Facility No. 1 Commitment over (ii) the outstanding principal balance of the line of credit under Facility No. 1 Plus the outstanding amounts of any Letters of Credit, including amounts drawn on Letters of Credit and not yet reimbursed (such aggregate amount being the "FACILITY NO. 1 OUTSTANDING AMOUNT").

              (c) Each advance must be for at least $100,000 or, if less, for the Facility No. 1 Unused Amount.

              (d) Borrower agrees not to permit the Facility No. 1 Outstanding Amount to at any time exceed the Facility No. 1 Commitment. If Borrower exceeds this limit, Borrower will immediately pay the excess to Bank upon Bank's demand.

         2.2 AVAILABILITY PERIOD. The line of credit is available between the date of this Agreement and November 30, 1999 (the "FACILITY NO. 1 EXPIRATION DATE"), provided that Bank will not be required to make any advances or issue any Letters of

Credit under Facility No. 1 if any Default or Event of Default exists under this Agreement.

         2.3 PURPOSE. The line of credit shall be used to partially finance the Acquisition (by means of an advance under the Intercompany Note), and for working capital for operations of Borrower and for the issuance of Letters of Credit thereafter.

         2.4  INTEREST RATE

              (a) Unless Borrower elects an optional interest rate in the manner described in Section 5, loans under Facility No. 1 shall bear interest at Bank's Reference Rate.

              (b) Borrower may prepay the loans under Facility No. 1 in full or in part at any time in an amount not less than $10,000 (or the remaining principal balance under Facility No. 1), subject to the limits set forth in
    Section 5.

         2.5  REPAYMENT TERMS

              (a) Borrower will pay all accrued unpaid interest on the last business day of each calendar month commencing on December 31, 1996 and upon the termination of the Facility No. 1 Commitment.

              (b) Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Facility No. 1 Expiration Date. Interest on any amount bearing interest at an Offshore Rate (as defined in Section 5) shall be paid on the earliest of the last day of each calendar month, at the end of the applicable interest period, and in any event on the Facility No. 1 Expiration Date.

         2.6 LETTERS OF CREDIT. The Facility No. 1 line of credit may be used for the issuance of Letters of Credit, provided that the aggregate effective face amount of all outstanding Letters of Credit PLUS the amount of any unpaid reimbursement obligations of Borrower thereunder shall not exceed $2,000,000 at any time. The within line amount for Letters of Credit shall be used for the issuance of:

              (i) commercial Letters of Credit in a form and having beneficiaries acceptable to Bank. Each such Letter of Credit shall have a maximum maturity of 180 days but in any event shall not extend beyond the Facility No. 1 Expiration Date. Each commercial Letter of Credit will require drafts payable at sight;

              (ii) standby Letters of Credit having beneficiaries and terms acceptable to Bank with a maximum maturity of 365 days but not to extend beyond the Facility No. 1 Expiration Date, PROVIDED that standby Letters of Credit in support of workers compensation obligations shall not exceed $750,000 at any time. Standby Letters of Credit may contain provisions allowing for their automatic extension unless Bank is notified, within thirty days of their scheduled expiration, of their non-renewal, provided that they shall in no event extend beyond the Facility No. 1 Expiration Date.

Borrower agrees:

              (a) any sum drawn under a Letter of Credit may, at the option of Bank, be added to the principal amount outstanding under Facility No. 1. The amount will bear interest at the Reference Rate and shall be payable upon demand.

              (b) if an Event of Default exists, to pay to Bank an amount equal to the aggregate effective face amount of all outstanding Letters of Credit, and all amounts which remain unreimbursed with respect to Letters of Credit to be applied to such unreimbursed amounts or held as cash collateral for the obligations of Borrower under such Letters of Credit.

              (c) the issuance of any Letter of Credit and any amendment to a Letter of Credit is subject to Bank's written approval and must be in form and substance acceptable to Bank and in favor of a beneficiary acceptable to Bank.

              (d) to sign Bank's form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit, as applicable.

              (e) to pay a letter of credit fee with respect to each standby Letter of Credit in an amount equal to the greater of (i) $1000 per annum (or, if higher, then Bank's generally applicable minimum issuance fee for standby letters of credit), or (ii) 1.50% per annum calculated on the face amount thereof, in each case payable upon issuance and thereafter quarterly in advance, provided that, if there is a Default or Event of Default exists under this Agreement, at Bank's option, the amount of the fee shall be increased to 4.5% per annum.

              (f) to pay any issuance fees with respect to commercial Letters of Credit, and any amendment and/or other fees with respect to commercial Letters of Credit and/or standby Letters of Credit that Bank notifies Borrower will be charged for issuing and processing Letters of Credit for Borrower, in accordance with Bank's typical schedule of fees.

              (g) to allow Bank to automatically charge its checking account or other deposit accounts for applicable fees, discounts, and other charges.

3.  TERM LOAN (FACILITY NO. 2).

         3.1 LOAN AMOUNT. Subject to the fulfillment of the conditions precedent set forth in Section 9, Bank agrees to provide a term loan ("FACILITY NO. 2") to Borrower in the amount of Thirteen Million Five Hundred Thousand Dollars ($13,500,000) on the Closing Date.

         3.2 AVAILABILITY. The Facility No. 2 term loan will be made in a single disbursement on the Closing Date.

         3.3 PURPOSE. The proceeds of the Facility No. 2 term loan shall be loaned by Borrower to AqHawk via the Intercompany Note and shall be used to partially finance the Acquisition.

         3.4  INTEREST RATE

              (a) Unless Borrower elects an optional interest rate in the manner described in Section 5, loans under Facility No. 2 shall bear interest rate at Bank's Reference Rate.

              (b) Borrower may voluntarily prepay the loan in full or in part at any time in amounts which are not less than $100,000 (subject to its concurrent payment of applicable termination fees described in Section 5). Each such prepayment will be applied to the most remote installment of principal outstanding under Facility No. 2.

         3.5  REPAYMENT TERMS

              (a) Borrower will pay all accrued unpaid interest on December 31, 1996, and then monthly on the last business day of each calendar month thereafter and upon any payment of all or part of the principal of the loan with respect to the amount being paid. Interest on any amount bearing interest with respect to an Offshore Rate shall be paid on the earlier of the last day of each calendar month, at the end of the applicable interest period, and in any event on the December 31, 2003.

              (b) Borrower will repay principal in successive quarterly installments beginning on March 31, 1997 and on the last calendar day of each successive June, September, December and March in the following amounts:

         Year during
          which due                         Amount of each installment
         -----------                        ---------------------------
            1997                            $ 212,500
            1998                              362,500
            1999                              425,000
            2000                              562,500
            2001                              562,500
            2002                              625,000
            2003                              625,000

    On December 31, 2003 Borrower will repay all principal and any unpaid interest or other charges then remaining outstanding under Facility No. 2.

         3.6 MANDATORY PREPAYMENTS. In addition to the other scheduled payments of principal required hereunder, Borrower shall repay an amount of principal outstanding under Facility No. 2 equal to 100% of the net after-tax cash proceeds received or receivable from any sale of equipment or other fixed assets of Borrower, on the date of receipt thereof, which amount shall be applied to the outstanding installments of Facility No. 2 in inverse order of their maturity; PROVIDED THAT, if no Default or Event of Default exists, only the first $2,500,000 of such net after tax proceeds from the sale of Sabena Shipset pursuant to Section 11.31 shall be subject to the prepayment requirement of this Section if such sale takes place prior to January 1, 1998. To the extent that Facility No. 2 has been repaid in full, Borrower shall instead make like prepayments of any outstanding obligations under Facility No. 3, to be applied to installments due under Facility No. 3 in the inverse order of their maturity.

4.  CAPITAL EXPENDITURE FACILITY (FACILITY NO.3).

         4.1  CAPITAL EXPENDITURE LOANS.

              (a) In addition to the other credit provided under this Agreement, during the availability period set forth below, unless a Default or Event of Default exists under this Agreement, Borrower may request Capital Expenditure Loans from Bank in an aggregate principal amount not to exceed Three Million Dollars ($3,000,000). The availability period for such loans is from the date of this Agreement through November 30, 1998. Any amount repaid with respect to Capital Expenditure Loans may not be reborrowed.

              (b) Unless Borrower elects an optional interest rate for Capital Expenditure Loans in the manner described in Section 5, Capital Expenditure Loans shall bear interest at Bank's Reference Rate. Interest on Capital Expenditure Loans will be paid at the times set forth herein as applicable to interest due in respect of Facility No. 2.

              (c) Each Capital Expenditure Loan shall be used to finance a portion of the purchase price for Shipsets for use in the ordinary course of

    Borrower's business. All Shipsets acquired with the proceeds of Capital Expenditure Loans shall be free and clear of any security interests, liens, encumbrances or rights of others except the security interests of Bank under any security agreements required under this Agreement. Each request for a Capital Expenditure Loan shall be accompanied by either (i) a copy of the purchase order or invoice for the equipment to be purchased with the proceeds of the advance, or (ii) a detailed cost schedule for the Shipset constructed and such other information as Bank may reasonably require. The amount of each Capital Expenditure Loan shall not exceed the lesser of (x) the cash purchase price or cost to construct the Shipset or (y) 70% of:

                   (i) if Bank in its discretion requests an appraisal, the appraised value of the related Shipset (as determined by a qualified independent appraiser approved by Bank); or

                   (ii) if Bank waives the requirement of such an appraisal, the purchase price paid by Borrower for the related Shipset.

              (d)  As conditions precedent to each Capital Expenditure Loan:

                   (i) Borrower will deliver to Bank evidence acceptable to Bank of its compliance with all of the terms of this Agreement.

                   (ii) Borrower shall have delivered to Bank (and Bank shall have completed its review of, and shall have approved) each of the following:

                   (x) pro forma financial statements in form and substance
              acceptable to Bank demonstrating the pro forma effect of the proposed capital expenditure, the proposed Capital Expenditure Loan and other projected new financings, projected revenues and working capital requirements related thereto demonstrating projected compliance with all terms of this Agreement; and

                   (y) the contract entered into by Borrower which requires the purchase or assembly of additional Shipsets.

              (e) Borrower will repay principal of each Capital Expenditure Loan made hereunder in successive equal quarterly installments beginning on the March 31, June 30, September 30 or December 31 next following the making of such loan, with all remaining principal and any unpaid interest and charges then remaining outstanding under Facility No. 3 in any event being due and payable on December 31, 2003. Each quarterly installment payment due under this clause (e) with respect to each Capital Expenditure Loan shall be equal to one eighty-fourth of the initial amount of the related Capital Expenditure Loan.

5.  OPTIONAL INTEREST RATE

         5.1 OPTIONAL RATE. Provided that no Default or Event of Default exists, Borrower may elect that Portions (as defined in Section 5.2(b)) of the loans hereunder will bear interest at the Offshore Rate in accordance with this Section 5. The Offshore Rate is a rate per annum based upon a year of 360 days and the actual number of days elapsed. Interest will be paid on the last day of each interest period, and, if the interest period is longer than one month, then on the last business day of each calendar month during the interest period. At the end of any interest period, the interest rate will revert to the Reference Rate, unless Borrower has designated another optional interest rate for the Portion. Subject to Section 8.10, no Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of a Default or Event of Default under this Agreement, Bank may terminate the availability of optional interest rates for interest periods commencing after a Default or Event of Default occurs.

         5.2 OFFSHORE RATE. The election of the Offshore Rate shall be subject to the following terms and requirements:

              (a) Borrower may select interest periods for Offshore Rate loans which have durations of 1, 2, 3, 6, 9 or 12 months, provided that no such interest period may be selected which would extend beyond the maturity of the related facility or which would result in Borrower being unable to make a scheduled payment of principal required hereunder without prepayment of the related Portion (as defined below). The last day of the interest period will be determined by Bank using the practices of the offshore dollar inter-bank market.

              (b) Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "PORTION". Each Offshore Rate Portion will be for an amount not less than $500,000.

    The "OFFSHORE RATE" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by Bank as of the first day of the interest period.)

         Offshore Rate =     0ffshore Base Rate     + Margin
                         -------------------------
                        (1.00 - Reserve Percentage)

         Where:

                   (i) "OFFSHORE BASE RATE" means the interest rate (rounded upward to the nearest 1/16th of one percent) at which Bank's Grand Cayman Branch, Grand Cayman, British West Indies or another branch office of Bank selected by Bank, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar interbank market.

                   (ii) "RESERVE PERCENTAGE" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

                   (iii) "MARGIN" means (x) for any amount under Facility No. 1, 1.5% per annum, and (y) for any amount outstanding under Facility No. 2 or any Facility No. 3 Capital Expenditure Loan, 1.875% per annum.

              (c) Subject to Section 5, Borrower may voluntarily prepay any Offshore Rate Portion upon three banking days' advance written notice delivered to Bank. Each prepayment of an Offshore Rate Portion, whether voluntary, by reason of acceleration or otherwise, must be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below.

    A "PREPAYMENT" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which:

                   (i) the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

                   (ii) the interest which would have been recoverable by Bank by placing the amount prepaid on deposit in the offshore dollar market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such Portion (or the scheduled payment date for the amount prepaid, if earlier).

         (d) Bank will have no obligation to accept an election for an Offshore Rate Portion if any of the following described events has occurred and is continuing:

                   (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an Offshore Rate Portion are not available in the offshore Dollar inter-bank market; or

                   (ii) the Offshore Rate does not accurately reflect the cost of an Offshore Rate Portion.

6.  FEES, EXPENSES

         6.1  FEES

              (a) FACILITY FEE. On the Closing Date, Borrower shall pay a facility fee of $185,500 to Bank (net of any credits then applicable thereto).

              (b) FACILITY NO. 1 UNUSED FEE. Borrower agrees to pay to Bank 0.50% per annum of the average daily difference between $10,000,000 and the Facility No. 1 Outstanding Amount, quarterly in arrears on the last day of each calendar quarter.

              (c) CAPITAL EXPENDITURE LOAN UNUSED FEE. Borrower agrees to pay to Bank 0.50% per annum of the Capital Expenditure Loan Unused Amount, quarterly in arrears on the last day of each calendar quarter.

              (d) EARLY TERMINATION FEE. In the event that Borrower prepays any portion of the principal outstanding under the Facility No. 2 term loan, or terminates Facility No. 1 or Facility No. 3 prior to the date when due or their termination dates (other than as a result of mandatory prepayments of Facility No. 2 and Facility No. 3 made in accordance with
    Section 3.6 or voluntarily prepayments made out of Borrower's operating cash flow), then Borrower will concurrently pay to Bank an early termination fee in an amount equal to (i) until the first anniversary of the Closing Date, 0.75% of the amount of the Facilities so repaid or terminated, and (ii) thereafter through the second anniversary of the Closing Date, 0.50% of the Facilities so repaid or terminated.

         6.2  EXPENSES.

              Borrower agrees to immediately repay Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, documentation fees, environmental review and audit expenses.

         6.3  REIMBURSEMENT COSTS.

              (a) Borrower agrees to reimburse Bank for any expenses it incurs in the preparation, closing and enforcement of this Agreement and any agreement or instrument required by this Agreement, and by reason of the due diligence conducted by Bank and its agents and experts in connection herewith or therewith, and any proposed amendment or waiver of the terms hereof or thereof. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of Bank's in-house counsel.

              (b) Borrower agrees to reimburse Bank for the cost of periodic audits and appraisals of the property collateral securing this Agreement, at such intervals as Bank may reasonably require. These audits and appraisals may be performed by employees of Bank or by independent appraisers.

7.  COLLATERAL

         7.1 PERSONAL PROPERTY. Borrower's obligations to Bank under this Agreement will be secured by all personal property Borrower now owns or will own in the future. The collateral is further defined in Borrower Security
Agreement. All personal property collateral securing any other present or future obligations of Borrower to Bank shall also secure this Agreement.

         7.2 GUARANTEES: PERSONAL PROPERTY SUPPORTING GUARANTEES. The obligations of Borrower under this Agreement and the Loan Documents are guaranteed by AqHawk pursuant to the AqHawk Guaranty and by Bastian pursuant to the Bastian Limited Guaranty. The obligations of AqHawk under the AqHawk Guaranty are secured by a pledge of 100% of the issued and outstanding capital stock of Borrower, together with all proceeds thereof and rights relating thereto, pursuant to the Pledge Agreement - Borrower. In addition to the foregoing, the obligations evidenced hereby are secured by a pledge of the stock of AqHawk entered into by each of the owners of capital stock of AqHawk shall pursuant to the Pledge Agreement - AqHawk.

         7.3 SUBORDINATION. The obligations of Borrower and AqHawk to Bastian and Unique shall be subordinate and junior in right of payment to the obligations of Borrower and AqHawk to Bank, in the manner and to the extent set forth in the Subordination Agreement.

8.  DISBURSEMENTS, PAYMENTS AND COSTS

         8.1 REQUESTS FOR CREDIT. Each request for an extension of credit will be made in writing in a manner acceptable to Bank, or by another means acceptable to Bank. By requesting any extension of credit under this Agreement, Borrower shall be deemed to have reaffirmed that each representation and warranty set forth in this Agreement and the other Loan Documents (other than those which expressly relate only to a specific date) is true and correct as of the date of the making of the requested loan or the issuance of the requested Letter of Credit, and that no Default or Event of Default exists, in each case after giving effect to the making or issuance thereof. If requested by Bank, Borrower will provide written assurances to Bank of the accuracy of each such representation and warranty prior to the making of any requested Loan or the issuance of any requested Letter of Credit.

         8.2 DISBURSEMENTS AND PAYMENTS.. Each disbursement by Bank and each payment by Borrower will be:

              (a) made through Bank's South Orange County Regional Commercial Banking Office in Costa Mesa, California or other branch location selected by Bank from time to time;

              (b) made for the account of Bank's branch selected by Bank from time to time;

              (c) evidenced by records kept by Bank. In addition, Bank may, at its discretion, require Borrower to sign one or more promissory notes.

         8.3  TELEPHONE AND TELEFAX AUTHORIZATION

              (a) Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates or the issuance of Letters of Credit given by any one of the individual signers of this Agreement or a person or persons authorized by any one of the individuals signing this Agreement on behalf of Borrower.

              (b) Advances will be deposited in and repayments will be withdrawn from Borrower's account number 1458126057, or such other accounts of Borrower with Bank as designated in writing by Borrower.

              (c) Borrower will provide written confirmation to Bank of any telephone or telefax instructions within one business day. If there is a discrepancy and Bank has already acted on the instructions, the telephone or telefax instructions will prevail over the written confirmation.

              (d) Borrower indemnifies and excuses Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions it reasonably believes are made by any individual authorized by Borrower to give such instructions. This indemnity and excuse will survive the termination of this Agreement.

         8.4  DIRECT DEBIT

              (a) Borrower agrees that interest and principal payments and fees will be deducted automatically on the due date from Borrower's account number 1458126057, or such other of Borrower's accounts with Bank as designated in writing by Borrower.

              (b) Bank will debit the account on the dates the payments become due. If a due date does not fall on a banking day, Bank will debit the account on the first banking day following the due date.

              (c) Borrower will maintain sufficient funds in the account on the dates Bank enters debits authorized by this Agreement. If there are insufficient funds in the account on the date Bank enters any debit authorized by this Agreement, the debit will be reversed.

         8.5  DIRECT DEBIT (LINE OF CREDIT)

              (a) Borrower agrees that Bank may create advances under the line of credit to pay interest, principal payments, and any fees that are due under this Agreement.

              (b) Bank will create any such advances on the dates the payments become due. If a due date does not fall on a banking day, Bank will create the advance on the first banking day following the due date.

              (c) If the creation of an advance under the line of credit causes the total amount of credit outstanding under the line to exceed the limitations set forth in this Agreement, Borrower will immediately pay the excess to Bank upon Bank's demand.

         8.6 BANKING DAYS. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which Bank is open for business in California. For amounts bearing interest at the Offshore Rate described in Section 5, a banking day is a day other than a Saturday or a Sunday on which Bank is open for business in California and dealing in offshore dollars. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

         8.7 TAXES. If any payments to Bank under this Agreement are made from outside the United States, Borrower will not deduct any foreign taxes from any payments it makes to Bank. If any such taxes are imposed on any payments made by Borrower (including payments under this Section), Borrower will pay the taxes and will also pay to Bank, at the time interest is paid, any additional amount which Bank specifies as necessary to preserve the after-tax yield Bank would have received if such taxes had not been imposed. Borrower will confirm that it has paid the taxes by giving Bank official tax receipts (or notarized copies) within 30 days after the due date.

         8.8 ADDITIONAL COSTS. Borrower will pay Bank, on demand, for Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by Bank, using any reasonable method. The costs include the following:

              (a)  any reserve or deposit requirements; and

              (b) any capital requirements relating to Bank's assets and commitments for credit.

         8.9 INTEREST CALCULATION. All interest and fees under this Agreement will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

         8.10 DEFAULT RATE. Upon the occurrence and during the continuation of any Default or Event of Default under this Agreement, advances under this Agreement will at the sole option of Bank bear interest at a rate (the "DEFAULT RATE") which is 3.0 percentage points per annum higher than the rate of interest otherwise provided under this Agreement. The Default Rate shall apply not only to principal but to payments of interest and fees which are not paid when due. This may result in a compounding of interest. The imposition of the Default Rate by Bank will not constitute a waiver of any default.

         8.11 OVERDRAFTS. At Bank's sole option in each instance, Bank may do one of the following:

              (a) Bank may make advances under this Agreement to prevent or cover an overdraft on any account of Borrower with Bank. Each such advance will accrue interest from the date of the advance or the date on which the account is overdrawn, whichever occurs first, at the interest rate described in this Agreement.

              (b) Bank may reduce the amount of credit otherwise available under this Agreement by the amount of any overdraft on any account of Borrower with Bank.

This Section shall not be deemed to authorize Borrower to create overdrafts on any of Borrower's accounts with Bank.

    8.12 COLLECTIONS ON ACCOUNTS RECEIVABLE. Prior to the occurrence of any Default or Event of Default, all proceeds of collections of Borrower's accounts receivable received in the Lockbox shall be collected by Bank and deposited into a the Lockbox Account. Prior to the occurrence of any Default or Event of Default, Bank shall remit any funds collected in the Lockbox Account to Borrower's checking account or other deposit accounts maintained by Borrower in accordance with the terms of the Lockbox Agreement. Upon the occurrence and during the continuance of any Default or Event of Default, collections in the Lockbox Account shall be credited to interest, principal, and other sums owed to Bank under this Agreement in the order and proportion determined by Bank in its sole discretion. All such credits will be conditioned upon collection and any returned items may, at Bank's option, be charged to Borrower.

9. CONDITIONS

         Bank must receive the following items, in form and substance acceptable to Bank, before it is required to make the initial loans or issue the initial Letters of Credit under this Agreement:

         9.1 AUTHORIZATIONS. Evidence that the execution, delivery and performance by Borrower and AqHawk of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

         9.2 INCUMBENCY CERTIFICATES; GOVERNING DOCUMENTS. Incumbency certificates for Borrower and for AqHawk, together with true, correct and complete copy of Borrower's and AqHawk's articles of incorporation and bylaws, and certificates of good standing with respect to Borrower and AqHawk issued by the California Secretary of State's office and the California Franchise Tax Board.

         9.3   SECURITY AGREEMENTS, ETC. Borrower Security Agreement, the
Pledge Agreement - Borrower and the Pledge Agreement - AqHawk, and the Lockbox Agreement, each duly executed by Borrower, AqHawk and the shareholders in AqHawk as appropriate, together with the collateral pledged thereunder and such other assignments, instruments, financing statements and fixture filings as Bank requires.

         9.4 EVIDENCE OF PRIORITY. Evidence that all security interests and liens to be established in favor of Bank pursuant hereto are valid, enforceable, and prior to all others' rights and interests (other than the purchase money liens disclosed on the UCC search provided to Bank), except those to which Bank explicitly consents in writing.

         9.5 CONSENT TO REMOVAL. A Landlord's Consent from the owner of each parcel of real property leased by Borrower.

         9.6   INSURANCE. Evidence of insurance coverage, as required in
Section 11.24 of this Agreement.

         9.7 BUSINESS INTERRUPTION INSURANCE. Evidence of a business interruption insurance policy for at least Two Million Five Hundred Thousand Dollars ($2,500,000) with an insurer acceptable to Bank, and with Bank named as an additional loss payee.

         9.8   GUARANTIES. The AqHawk Guaranty and the Bastian Limited
Guaranty.

         9.9 SUBORDINATION AGREEMENT. The Subordination Agreement shall have been executed by all parties thereto.

         9.10 EQUITY INFUSION. Evidence acceptable to Bank of the completion of a cash equity contribution to AqHawk by Bastian in the form of common stock and\or paid-in-kind preferred stock in a minimum amount of $2,000,000, on terms and conditions acceptable to Bank, together with correct and complete copies of all subscription agreements, share certificates, statements of rights and preferences if any, and all other documentation thereof, certified as correct and complete by an officer of Borrower.

         9.11 SUBORDINATED DEBT. Evidence acceptable to Bank of the completion and funding of a subordinated term loan to AqHawk by Bastian in a minimum amount of $6,500,000, on terms and conditions acceptable to Bank and in compliance with the terms of this Agreement, together with copies of all credit agreements, notes and other documentation thereof, certified as correct and complete by an officer of Borrower.

         9.12 ACQUISITION. A certificate executed by a senior officer of Borrower certifying that the attached copies of the Acquisition Agreement and the BTR Environmental Indemnity are true, correct and complete, together with evidence that the Acquisition is in a position to concurrently close in accordance with the Acquisition Agreement and all applicable laws and in a manner acceptable to Bank.

         9.13 LEGAL OPINION. A written opinion from Borrower's legal counsel, covering such matters as Bank may require, including the organization, authority and good standing of Borrower and AqHawk, the due execution and delivery of all Loan Documents, the valid, binding and enforceable nature of the Loan Documents against Borrower, AqHawk and Bastian, and the possession by Borrower of all necessary certificates, permits and licenses which are required to conduct its business as presently conducted.

         9.14 SOLVENCY CERTIFICATE. Borrower's chief financial officer shall have issued a solvency certificate to Bank certifying as to the solvency and continued solvency of Borrower (after giving effect to the transactions contemplated by this Agreement) and its continued ability to meet its obligations as they come due.

         9.15 PAYMENT OF FEES. Payment of all accrued and unpaid expenses incurred by Bank as required by Sections 6.2 and 6.3.

         9.16 SUPERFUND LETTER. A letter prepared by an accounting firm acceptable to Bank validating to the satisfaction of Bank, the tax treatment of the EPA Payments.

         9.17 EMPLOYMENT AGREEMENTS AND MATERIAL CONTRACTS. A Certificate of a senior officer of Borrower certifying that the attached copies of management agreements entered into with senior management, Borrower's contracts with Federal Express, Inc. and BTR Dunlop, Inc. and its affiliates and the Coast Guard Contract are true, correct and complete.

         9.18 CONSENTS. Executed consents and agreements in form and substance acceptable to Bank from (a) each party whose agreement or consent to the Acquisition or any other transaction contemplated hereby is required by any material agreement to which Borrower is a party, (b) each party to any material contract allowing termination upon any change in control of Borrower, and (c) which are otherwise deemed necessary by Bank.

         9.19  CERTAIN FINANCIAL INFORMATION.

               (a) Consolidated financial statements of Borrower for the current fiscal year through October 31, 1996.

               (b) Audited financial statements of Borrower with an "Agreed Upon Procedures" report in form and substance acceptable to Bank, for the fiscal year of Borrower ending in 1995 prepared by Ernst & Young.

               (c) A certificate of an officer of Borrower setting forth all revisions (if any) that have been made to the five year annual financial projections for Borrower previously delivered to Bank.

               (d) Pro forma pre-closing and post-closing balance sheets reflecting all adjustments necessary or desirable to reflect the effects of the Acquisition.

               (e) A final sources and uses statement with respect to the Acquisition.

         9.20 LIQUIDITY. After giving effect to the initial advances under Facility No. 1 and the consummation of the Acquisition, on the Closing Date, Liquidity shall not be less than $1,000,000.

         9.21  OTHER ITEMS. Any other items that Bank reasonably requires.

10. REPRESENTATIONS AND WARRANTIES

         When Borrower signs this Agreement, and until Bank is repaid in full, Borrower makes the following representations and warranties. Each request for an extension of credit hereunder constitutes a renewed representation:

         10.1 ORGANIZATION OF BORROWER AND AQHAWK. Borrower and AqHawk are corporations duly formed, existing and in good standing under the laws of the State of California. Each of the persons owning interests in Borrower and AqHawk as of the Closing Date (and after giving effect to the transactions contemplated by the Acquisition Agreement) are correctly detailed on Schedule 1 hereto.

         10.2 AUTHORIZATION. This Agreement, the Loan Documents and any instrument or agreement required hereunder or thereunder, are within Borrower's and AqHawk's powers, have been duly authorized, and do not conflict with any of their respective organizational papers.

         10.3 ENFORCEABLE AGREEMENT. This Agreement and the other Loan Documents are the legal, valid and binding agreements of Borrower and each other party thereto, enforceable against Borrower and each such other party in accordance with their respective terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

         10.4 GOOD STANDING In each state in which Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

         10.5 NO CONFLICTS. This Agreement and the other Loan Documents do not conflict with any law, agreement, or obligation by which Borrower, AqHawk or any of their affiliates are bound.

         10.6 FINANCIAL INFORMATION. All financial and other information that has been or will be supplied to Bank, including pursuant to Section 9 of this Agreement, is:

               (a) sufficiently complete to give Bank accurate knowledge of Borrower's, AqHawk's and Bastian's respective financial conditions.

               (b) in compliance with all government regulations that apply.

Since the date of the financial statements of Borrower delivered pursuant hereto for the period ending October 31, 1996, there has been no material adverse change in the assets, financial condition, business or prospects of Borrower. Each of the projections delivered by Borrower to Bank are, to the best knowledge of Borrower, based upon assumptions which are reasonable and internally consistent, and are consistent with all facts known to Borrower (subject to the uncertainties inherent in all projections).

         10.7 LAWSUITS. There is no lawsuit, tax claim or other dispute pending or threatened against Borrower or AqHawk which, if adversely decided, would impair Borrower's or AqHawk's financial condition or ability to repay the loan.

         10.8 COLLATERAL. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those which have been explicitly approved by Bank in writing.

         10.9 PERMITS, FRANCHISES. Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

         10.10 OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

         10.11 INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year, except as have been disclosed in writing to Bank.

         10.12 NO EVENT OF DEFAULT. There is no event which is, or with notice or lapse of time or both would be, a Default under this Agreement.

         10.13 MERCHANTABLE INVENTORY. All inventory which is included in the Borrowing Base is of good and merchantable quality and free from material defects.

         10 14 ERISA PLANS.

               (a) Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

               (b) No reportable event has occurred under Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

               (c) No action by Borrower to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

               (d) No proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

               (e) The following terms have the meanings indicated for purposes of this Agreement:

                    (i) "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

                    (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

                    (iii) "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

                    (iv) "PLAN" means any employee pension benefit plan maintained or contributed to by any Borrower and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

         10.15 LOCATION OF BORROWER. Borrower's only place of business (other than its location in the Netherlands) and chief executive office is located at the address listed under Borrower's signature on this Agreement.

         10.16 CERTAIN COLLATERAL.

               (a) Each deposit account maintained by Borrower or AqHawk as of the Closing Date is described on Schedule 1 hereto. Borrower has notified Bank in writing of each deposit account opening by Borrower or AqHawk following the Closing Date.

               (b) Borrower does not own any patents, trademarks or other intellectual property which is not described on Schedule 1 hereto.

               (c) Each Shipset which Borrower has received in exchange from one of its customers is Borrower's sole property, free and clear of all liens and rights of others, including without limitation any and all liens and other rights of lenders to customers of Borrower which whom such Shipsets have been exchanged.

         10.17 THE ACQUISITION. The Acquisition has been consummated in accordance with the Acquisition Agreement and all applicable laws.

         10.18 ENVIRONMENTAL. Borrower and its operations are in material compliance with all Environmental Laws. Borrower has no knowledge of any Environmental Claims that, either individually or in the aggregate, could reasonably be expected to have a material adverse effect upon its condition or its ability to repay the obligations evidenced by this Agreement and the other Loan Documents. Since August 1, 1996, there has been no material or adverse development in the negotiations relating to the proposed settlements referred to in the definition of "EPA Payments."

         10.19 GOVERNMENTAL REGULATION. Neither Borrower nor any person controlling Borrower is an "Investment Company" within the meaning of the Investment Company Act of 1940. Borrower is not subject to regulation under the Public Utility

Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur indebtedness.

         10.20 COPYRIGHTS, PATENTS, TRADEMARKS AND LICENSES, ETC. Borrower owns or is licensed or otherwise has the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of its business, without conflict with the rights of any other person.

         10.21 SUBSIDIARIES. Borrower has no subsidiaries.

         10.22 CONTRACTS. Borrower has not entered into any material contracts during the three month period immediately preceding the Closing Date which have not been disclosed to Bank in writing.

11. COVENANTS

         Borrower agrees, so long as credit is available under this Agreement and is repaid in full, unless Bank otherwise agrees in writing:

         11.1 USE OF PROCEEDS. To use the proceeds of the credit only for the financing of the Acquisition (by means of the loan to AqHawk evidenced by the Intercompany Note) and thereafter for the working capital needs of Borrower, for Letters of Credit, and, in the case of the Capital Expenditure Loans, only for the purposes approved in connection with each such loan.

         11.2 USE OF PROCEEDS: INELIGIBLE SECURITIES. Not to use, directly or indirectly, any portion of the proceeds of the credit (including any Letters of Credit) for any of the following purposes:

               (a) knowingly to purchase Ineligible Securities from BA Securities, Inc. (the "ARRANGER") during any period in which the Arranger makes a market in such Ineligible Securities; or

               (b) knowingly to purchase during the underwriting or placement period Ineligible Securities being underwritten or privately placed by the Arranger; or

               (c) to make payments of principal, interest or dividends on Ineligible Securities underwritten or privately placed by the Arranger and issued by or for the benefit of any Borrower or any affiliate of any Borrower.

         11.3 FINANCIAL INFORMATION. To provide the following financial information and statements and other information:

               (a) Within 120 days of Borrower's fiscal year end, Borrower's consolidated annual financial statements. These financial statements must be audited (with an unqualified opinion) by McGladrey & Pullen or another firm of independent public accountants reasonably acceptable to Bank and must be accompanied by a management letter prepared by such auditors, provided that the audited financial statements with respect to Borrower's fiscal year ending December 31, 1996 and the related management letter must be prepared by Ernst & Young LLP, together with unaudited consolidating annual financial statements for Borrower.

               (b) Within 30 days of the period's end (including the last calendar month in any fiscal year), Borrower's monthly consolidated and consolidating financial statements showing results for that month and for a year to date basis. These financial statements may be Borrower prepared, and shall include a comparison to plan and prior year on a monthly and year to date basis.

               (c) If requested by Bank, copies of Borrower's federal income tax return, promptly and in any event within 15 days of filing, and copies of any extensions of the filing date.

               (d) Within the periods provided in (a) and (b) above and for each such period, a compliance certificate signed by an authorized financial officer of Borrower (i) setting forth Borrower's calculation of year to date Excess Cash Flow as of the end of such period, and (ii) the information and computations (in sufficient detail) to establish (x) that Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished, and (y) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any Default or Event of Default under this Agreement and, (iii) if any such Default or Event of Default exists, specifying the nature thereof and the action Borrower is taking and propose to take with respect thereto.

               (e) A borrowing base certificate ("Borrowing Base Certificate") setting forth the respective amounts of Acceptable Receivables and Acceptable Inventory and a calculation of the Borrowing Base as of the last day of each month within 20 days after month end and, if requested by Bank copies of the invoices or the record of invoices from each Borrower's sales journal for such Acceptable Receivables, copies of the delivery receipts, purchase orders, shipping instructions, bills of lading and other documentation pertaining to such Acceptable Receivables. Alternatively, Borrower may submit to Bank a collateral certificate (a "Collateral Certificate") summarizing Borrower's accounts receivable and inventory as of the last day of each month within 10 days after month end, together with copies of the invoices or the record of invoices from Borrower's sales journal for such accounts and a listing of the names and addresses of the debtors obligated thereunder, and copies of the delivery receipts, purchase orders, shipping instructions, bills of lading and other documentation pertaining to such accounts. If Borrower elects to submit a Collateral Certificate in lieu of a Borrowing Base Certificate, then (i) the Borrowing Base will be calculated by Bank upon receipt of the Collateral Certificate and all supporting documentation required under this Agreement, (ii) Bank will provide a Borrowing Base Certificate to Borrower setting forth its determination of the Borrowing Base, which certificate will be conclusive and binding in the absence of manifest error, and (iii) the Borrowing Base as determined by Bank will become effective upon calculation by Bank and will remain in effect until a new Borrowing Base is calculated by Bank in accordance with this Agreement.

               (f) Statements showing an aging and reconciliation of Borrower's receivables within 20 days after the end of each month.

               (g) A statement showing an aging of accounts payable within 20 days after the end of each month.

               (h) If Bank requires Borrower to deliver the proceeds of accounts receivable to Bank upon collection by Borrower, a schedule of the amounts so collected and delivered to Bank.

               (i) An inventory summary report and listing within 20 days after the end of each month, including a description of the inventory, its location and cost, and such other information and collateral reports as Bank may require.

               (j) A listing of the names and addresses of all debtors obligated upon Borrower's accounts receivable semi-annually within 20 days following the last day of the second and fourth fiscal quarters in each of Borrower's fiscal years.

               (k) 30 days prior to each fiscal year end, updated annual financial projections for Borrower through December 31, 2003, and monthly financial projections through the subsequent fiscal year.

               (l) While the Bastian Limited Guaranty is in effect, (i) Bastian's annual financial statements in form acceptable to Bank, as soon as available after the preparation hereof and in any case no later than 120 days after the end of each calendar year and (ii) Bastian's federal income tax return, together with any associated schedules and Forms K-1 requested by Bank, within 15 days of filing, provided that the materials required by this clause (l) shall not be required for so long as Bastian remains a borrower in good standing with Bank's private banking group.

               (m) Within 60 days following the Closing Date, an audited opening balance sheet of Borrower prepared by Ernst & Young LLP.

               (n) Promptly upon Bank's request, such other statements, lists of property and accounts, budgets, forecasts or reports as to Borrower as Bank may reasonably request.

               (o) Annually and in any event not later than January 1 of each year, commencing with January 1, 1998, an environmental compliance audit prepared by consultants acceptable to Bank, which audit shall (i) be prepared at the sole cost and expense of Borrower and (ii) detail areas of environmental noncompliance, types of environmental permits and licenses required and held by

    Borrower, and upgrades to programs, permits and licenses required or to be considered by Borrower due to changes in environmental regulations. The environmental compliance audit shall identify, to a degree of certainty "more likely than not" any conditions or operations that meet the foregoing criteria.

               (p) Promptly upon Bank's request, such other information as Bank may reasonably request.

         11.4 QUICK RATIO. As of the last day of each calendar month ending during a period described below, to maintain a ratio of (a) Quick Assets to (b) current liabilities (excluding the current portion of long term debt, and capital leases, but including advances and commercial Letters of Credit outstanding under Facility No. 1 to the extent that the same exceed Borrower's aggregate cash, cash balances, and short term cash investments) which is not less than the ratio set forth opposite that calendar month:

               Period                           Ratio
               ------                           -----

         Closing Date through
         November 30, 1997                  .45 to 1.00

         December 1, 1997 through
         November 30, 1999                  .50 to 1.00

         December 1, 1999 and
         Thereafter                         .55 to 1.00.

         11.5 FIXED CHARGE COVERAGE RATIO. As of the last day of each calendar month during the term of this Agreement, to maintain a ratio of (a) Cash Flow to
(b) Fixed Charges of at least 1.20 to 1.00, calculated monthly on a year to date basis during the first twelve months following the Closing Date and on a rolling twelve month basis thereafter.

         11.6 PROFITABILITY. To maintain a positive net income before taxes and extraordinary income (excluding however, the effects of any EPA Payments) on a cumulative basis for each period of six calendar months ending on the last day of each calendar month following the Closing Date.

         11.7 OTHER DEBTS. Not to have outstanding or incur any direct or contingent liabilities of any kind or lease obligations or swap or similar hedge agreement obligations (other than to Bank), or become liable for the liabilities of others, without Bank's written consent. This does not prohibit:

               (a) Acquiring goods, supplies, or merchandise on normal trade credit.

               (b) Endorsing negotiable instruments received in the usual course of business.

               (c) Obtaining surety bonds in the usual course of business.

               (d) Debts and leases in existence on the date of this Agreement disclosed in writing to Bank on Schedule 1.

               (e) Additional debts and lease obligations for the acquisition of fixed or capital assets in the ordinary course of Borrower's business, in an aggregate amount not to exceed $500,000 at any one time outstanding.

               (f) the unsecured subordinated debt of $6,500,000 to Bastian evidenced by the Subordinated Note, as in effect on the date of this Agreement.

         11.8 OTHER LIENS. Not to create, assume, or allow any security interest, encumbrance or judicial or other lien (each a "LIEN") on property Borrower now or later owns, except:

               (a)  Liens in favor of Bank.

               (b)  Liens for taxes not yet due.

               (c) Liens outstanding on the date of this Agreement and disclosed in writing to Bank on Schedule 1.

               (d) Additional purchase money security interests in personal property acquired using indebtedness of the type described in Section 11.7(e).

         11.9 CAPITAL EXPENDITURES FOR SHIPSETS. Not to make or commit to make capital expenditures (including any amount expended with respect to capital leases) for the purchase or lease of Shipsets during 1997 or any subsequent fiscal year which are in excess of $2,000,000, during any such period.

         11.10 CAPITAL EXPENDITURES FOR 1996. Not to make or commit to make capital expenditures (for assets of any type) in excess of $2,900,000 during Borrower's fiscal year ending December 31, 1996.

         11.11 CAPITAL EXPENDITURES FOR OTHER ASSETS. Not to make or commit to make capital expenditures (including any amount expended with respect to capital leases) for any assets which are not Shipsets which are in an amount, during any fiscal year, which exceeds the limitation set forth below opposite that fiscal year:

               Fiscal Year                            Amount
               -----------                            ------

               1997                                   1,200,000
               1998 and each subsequent
               fiscal year                            1,000,000.

         11.12 LEASES. Not to permit the aggregate payments due in any fiscal year under all leases (including capital and operating leases for real or personal property) to exceed $1,000,000.

         11.13 DIVIDENDS AND OTHER PAYMENTS. Not to declare or pay any dividends or other distributions on any of Borrower's shares, or make any loan or investment having the effect of making any such dividend or distribution, and not to purchase, redeem or otherwise acquire for value any of Borrower's shares, or create any sinking fund in relation thereto, and not to make other payments to AqHawk, Unique, Bastian or their respective affiliates, including without limitation management fees, except that:

               (a) prior to the merger of Borrower and AqHawk Borrower may make the loan to AqHawk evidenced by the Intercompany Note;

               (b) Borrower may pay Permitted Management Fees when no Default or Event of Default exists or would result therefrom; and

               (c) Following the proposed merger of Borrower and AqHawk, Borrower may pay interest with respect to the Subordinated Note out of its Excess Cash Flow in accordance with the terms of the Subordination Agreement.

         11.14 LOANS TO OFFICERS. Not to make any loans, advances or other extensions of credit to Borrower's executives, officers, or directors or shareholders (or any relatives of any of the foregoing), other than amounts which do not exceed $10,000, in the aggregate, at any time.

         11.15 NOTICES TO BANK. To promptly notify Bank in writing of:

               (a)  any lawsuit over $100,000 against Borrower or AqHawk.

               (b) any substantial dispute between Borrower or AqHawk and any government authority.

               (c)  any known failure to comply with this Agreement.

               (d) any material adverse change in Borrower's or AqHawk's financial condition or operations.

               (e) any change in Borrower's name, legal structure, place of business, or chief executive office if Borrower has more than one place of business.

               (f) any pending or threatened environmental investigation or proceeding not previously disclosed to Bank in writing involving Borrower or the real property upon which Borrower's operations are located.

         11.16 BOOKS AND RECORDS. To maintain adequate books and records.

         11.17 AUDITS. To allow Bank and its agents to inspect Borrower's properties and examine, audit and make copies of books and records at any reasonable time, provided that if no Default or Event of Default exists, Bank will provide prior verbal or written notice of its intention to exercise its rights under this Section not later than the business day prior to its exercise and, if requested by Borrower, will provide written confirmation of any such verbal notice. If any of Borrower's properties, books or records are in the possession of a third party, Borrower authorizes that third party to permit Bank or its agents to have access to perform inspections or audits and to respond to Bank's requests for information concerning such properties, books and records. Bank has no duty to inspect Borrower's properties or to examine, audit or copy books and records and Bank shall not incur any obligation or liability by reason of not making any such inspection or inquiry. In the event that Bank inspects Borrower's properties or examines, audits or copies books and records, Bank will be acting solely for the purposes of protecting Bank's security and preserving Bank's rights under this Agreement. Neither Borrower nor any other party is entitled to rely on any inspection or other inquiry by Bank. Bank owes no duty of care to protect Borrower or any other party against, or to inform Borrower or any other party of, any adverse condition that may be observed as affecting Borrower's properties or premises, or Borrower's business. Bank may in its discretion disclose to Borrower or any other party any findings made as a result of, or in connection with, any inspection of Borrower's properties.

         11.18 COMPLIANCE WITH LAWS. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over Borrower's business.

         11.19 PRESERVATION OF RIGHTS. To use commercially reasonable efforts to maintain and preserve all rights, privileges, and franchises Borrower now has.

         11.20 MAINTENANCE OF PROPERTIES. To make any repairs, renewals, or replacements to Borrower's properties which are necessary to keep the same in good working condition.

         11.21 PERFECTION OF LIENS. To help Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

         11.22 PLACES OF BUSINESS. Not to open additional business locations or store property having a value in excess of $10,000 at any location not disclosed to Bank in writing.

         11.23 COOPERATION. To take any action reasonably requested by Bank to carry out the intent of this Agreement.

         11.24  INSURANCE.

                (a) INSURANCE COVERING COLLATERAL. To maintain all risk property damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be for the full replacement cost of the collateral and include a replacement cost endorsement. The insurance must be issued by an insurance company acceptable to Bank and must include a lender's loss payable endorsement in favor of Bank in a form acceptable to Bank.

                (b) GENERAL BUSINESS INSURANCE. To maintain insurance acceptable to Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of Borrower's properties, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for Borrower's business.

                (c) EVIDENCE OF INSURANCE. Upon the request of Bank, to deliver to Bank a copy of each insurance policy, or, if permitted by Bank, a certificate of insurance listing all insurance in force.

         11.25 ADDITIONAL NEGATIVE COVENANTS. Not to, without Bank's written consent:

                (a) engage in any business activities substantially different from Borrower's present business.

                (b)  liquidate or dissolve Borrower's business.

                (c) enter into any consolidation, merger, pool, joint venture, syndicate, or other combination (except for the proposed merger with AqHawk, with Borrower to be the survivor).

                (d) lease, or dispose of any assets of Borrower which have an aggregate value in excess of $100,000 in any year (other than the sale of the Sabena Shipset in accordance Section 11.29), other than sales and leases of inventory in the ordinary course of business.

                (e)  acquire or purchase a business or its assets.

                (f) sell or otherwise dispose of any assets for less than fair market value or enter into any sale and leaseback agreement covering any of Borrower's fixed or capital assets.

                (g)  voluntarily suspend Borrower's business for any period.

    11.26  ERISA PLANS. To give prompt written notice to Bank of:

                (a) The occurrence of any reportable event under Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

                (b) Any action by Borrower to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.

                (c) Any notice of noncompliance made with respect to a Plan under Section 4041(b) of ERISA.

                (d) The commencement of any proceeding with respect to a Plan under Section 4042 of ERISA.

    11.27 INSPECTION OF PROPERTY AND BOOKS AND RECORDS. To maintain proper books of record and account, in which full, true and correct entries consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower. The financial statements of Borrower shall, in addition, be in conformity with generally accepted accounting principles, consistently applied. Borrower shall permit representatives and independent contractors of Bank to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its respective directors, officers, and independent public accountants, all without unreasonably interfering with the normal operations of Borrower, and all at such times during normal business hours and as often as may be reasonably desired, provided that if no Default or Event of Default exists, Bank will provide prior verbal or written notice of its intention to exercise its rights under this Section not later than the business day prior to its exercise and, if requested by Borrower, will provide written confirmation of any such verbal notice.

    11.28 ENVIRONMENTAL LAWS. To conduct its operations and keep and maintain its property in compliance with all Environmental Laws. Borrower will maintain all required records and procedures in relation to its environmental compliance programs.

    11.29 SABENA SHIPSET. Without Bank's prior written consent, not to sell, lease (outside the ordinary course of business) or otherwise dispose of the Sabena Shipset after December 31, 1997 or in any transaction which yields a net after tax cash price to Borrower of less than $2,500,000.

    11.30 SWAP AGREEMENTS. Prior to January 15, 1997, to enter into contracts for interest rate protection for Borrower with respect to not less than 50% of the projected outstanding principal balance of Facility No. 2 for a period of not less than five years, and with other terms, conditions and counterparties reasonably acceptable to Bank.

    11.31 COLLECTION OF ACCOUNTS. To instruct all account debtors with respect to accounts owed to Borrower to remit their payments to the Lockbox. All amounts remitted to the Lockbox shall be credited to the Lockbox Account after allowing for the number of clearance days specified by the agreements establishing the Lockbox. Borrower shall also:

                (a) Cause all collections which are received by Borrower, whether in cash or otherwise, to be deposited by Borrower as and when received in kind (except for any endorsement necessary to vest title to any instrument in Bank) into the Lockbox Account;

                (b) unless otherwise agreed by Bank, either (i) maintain all of Borrower's deposit account relationships with Bank, or (ii) cause the granting of perfected first priority liens in all depositary accounts maintained by Borrowers pursuant to documents acceptable to Bank.

    11.32  AQHAWK. Borrower will cause AqHawk to be a pure holding company,

    11.33 LIQUIDITY. To insure that, as of December 31, 1996, Liquidity shall not be less than $1,200,000.

    11.34 AMENDMENT TO THE BTR ENVIRONMENTAL INDEMNITY. Not to amend or modify the BTR Environmental Indemnity in any respect without the prior written consent of Bank.

12. DEFAULT

         If any of the following events occur, Bank may declare Borrower in default, stop making any additional credit available to Borrower, require Borrower to repay their entire debt immediately and without prior notice, or any combination of the foregoing. If an event described in Section 12.6, occurs with respect to Borrower or AqHawk, then the entire debt outstanding under this Agreement will automatically be due immediately.

         12.1 FAILURE TO PAY. Borrower, AqHawk or Bastian fails to make a payment under this Agreement or the other Loan Documents when due.

         12.2 LIEN PRIORITY. Bank fails to have an enforceable first lien (except for any prior liens to which Bank has consented in writing) on or security interest in any property given as security for this loan.

         12.3 LOAN DOCUMENTS. Any party to any Loan Document seeks to terminate, revoke or rescind its liability thereunder, or asserts in writing that its liability is terminated, revoked or rescinded, or any Loan Document ceases to be in full force and effect (except in accordance with its express terms) or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect.

         12.4 FALSE INFORMATION. Borrower, AqHawk, Bastian or Unique has furnished to Bank false, materially incorrect or misleading information or representations, including any information which omits any fact which is required to make the information not materially misleading.

         12.5 DEATH. Bastian dies and her estate fails to reaffirm in writing the Bastian Limited Guaranty (to the extent in effect immediately prior to her death) and the Subordination Agreement within 30 days.

         12.6 BANKRUPTCY. Borrower, AqHawk or (for so long as the Bastian Limited Guaranty is in effect) Bastian files a bankruptcy petition, a bankruptcy petition is filed against Borrower, AqHawk or Bastian (with the same limitation as to Bastian), or

Borrower, AqHawk or Bastian (with the same limitation as to Bastian) makes a general assignment for the benefit of creditors. An Event of Default under this
Section 12.6 will be deemed cured if any such bankruptcy petition filed is dismissed within a period of 60 days after the filing; PROVIDED. HOWEVER, that Bank will not be obligated to extend any additional credit to Borrower during that period.

         12.7 RECEIVERS. A receiver or similar official is appointed for Borrower's or AqHawk's business, or the business is terminated.

         12.8 JUDGMENTS. Any judgments or arbitration awards are entered against Borrower or AqHawk, or Borrower or AqHawk enters into any settlement agreements with respect to any litigation or arbitration (other than the proposed settlements of environmental disputes described in the definition of EPA Payments), which are either (i) in an aggregate amount of $500,000 or more in excess of any insurance coverage, or (ii) absent procurement of a stay of execution, such judgments or arbitration awards remain unsatisfied for thirty calendar days after the date of the entry thereof, or in any event later than five days prior to the date of any proposed sale thereunder.

         12.9 GOVERNMENT ACTION. Any government authority takes action that Bank believes materially adversely affects Borrower's or AqHawk's financial condition or ability to repay its obligations.

         12.10 MATERIAL ADVERSE CHANGE. There occurs any material adverse change occurs in Borrower's or AqHawk's financial condition, properties or prospects, or ability to repay its obligations. Borrower acknowledges that termination of Borrower's contracts or relationships with Federal Express, the United States Coast Guard, Messier, American Airlines or Dunlop Aviation may be considered to be such material adverse effect depending on the factual context then in existence.

         12.11 CROSS-DEFAULT. Borrower or AqHawk (a) fails to make any payment in respect of any indebtedness, capital lease or contingent obligation when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (b) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any indebtedness, capital lease or contingent obligation, in each case if the effect of such failure, event or condition is to cause, or to permit the holder or holders of any indebtedness, capital lease or contingent obligation (or a trustee or agent on behalf of such holder or holders) to cause indebtedness or capital leases in an amount which exceeds $100,000 to be declared to be due and payable prior to their stated maturity, or any such contingent obligation to become payable or cash collateral in respect thereof in an amount in excess of $100,000 to be demanded.

         12.12 OTHER BANK AGREEMENTS. Borrower, AqHawk or Bastian fails to meet the conditions of, or fails to perform any obligation under any other agreement it has with Bank or any affiliate of Bank in any material respect.

         12.13 ERISA PLANS. The occurrence of any one or more of the following events with respect to Borrower, provided such event or events could reasonably be expected, in the judgment of Bank, to subject Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of Borrower with respect to a Plan:

                (a) A reportable event shall occur with respect to a Plan which is, in the reasonable judgment of Bank likely to result in the termination of such Plan for purposes of Title IV of ERISA.

                (b) Any Plan termination (or commencement of proceedings to terminate a Plan) or Borrower's full or partial withdrawal from a Plan.

         12.14 ENVIRONMENTAL INDEMNITY BREACH. BTR Dunlop, Inc. fails to honor within 15 days of written request therefor received by BTR Dunlop, Inc. any obligation payable by Borrower which is within the scope of the Environmental Indemnity Agreement and which requires the immediate payment by Borrower of an amount in excess of $500,000.

         12.15  CHANGE IN CONTROL OR MANAGEMENT. Any of the following occurs

         (a) Bastian fails to own, beneficially and of record directly or indirectly, and control the power to vote, at least 40% of the equity interests in Borrower; or

         (b) At any time prior to the merger of Borrower and AqHawk, AqHawk fails to own 100% of the equity interests in Borrower; or

         (c) The individuals owning equity interests in AqHawk, as described in Schedule 1 (or, after the merger of Borrower and AqHawk, owning equity interests in Borrower) collectively sell, assign or otherwise transfer, either beneficially or of record, more than 10% of the total equity interests in AqHawk (and/or Borrower), other than to members of their immediate families or trusts for the benefit of members of their immediate families; or

         (d) David Lokken ceases to be actively involved on a full time basis as an executive level employee of Borrower at any time during the two year period following the Closing Date and a replacement acceptable to Bank is not appointed (or another plan for replacement which is acceptable to the Bank is not in place) within 90 days.

         12.16 SUBORDINATION. Bastian, AqHawk or Borrower asserts in writing that the Subordinated Note is not subordinated in accordance with the terms of the Subordination Agreement.

         12.17 BALANCE SHEET. The audited opening balance sheet prepared by Ernst & Young and delivered pursuant to Section 11.3(m) varies, in any material respect, from the unaudited opening balance sheet submitted to Bank prior to the Closing Date.

         12.18 OTHER BREACH UNDER AGREEMENT. Borrower, AqHawk or Bastian fail to meet the conditions of, or fails to perform any obligation under, any term of this Agreement or the other Loan Documents not specifically referred to in this Article.

         12.19 LICENCES. CERTIFICATES, PERMITS AND OTHER AUTHORIZATIONS. Borrower ceases to hold any license, certificate, permit or other authorization from any governmental or quasi-governmental authority which is necessary for the effective conduct of its business as presently or properly conducted.

13. ENFORCING THIS AGREEMENT; MISCELLANEOUS

         13.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

         13.2   CALIFORNIA LAW. This Agreement is governed by California law.

         13.3 SUCCESSORS AND ASSIGNS. This Agreement is binding on Borrower's and Bank's successors and assignees. Borrower agrees that it may not assign this Agreement without Bank's prior consent. Bank may sell participations in or assign this loan, PROVIDED that when no Default or Event of Default exists, Bank will obtain the Borrower's prior written consent to any such assignment or participation, not to be unreasonably withheld. In furtherance of its rights under this Section, Bank may exchange financial information about Borrower with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against Borrower.

         13.4   ARBITRATION.

                (a) This Section concerns the resolution of any controversies or claims between the one or more of Borrower and Bank, including but not limited to those that arise from:

                     (i) This Agreement (including any renewals, extensions or modifications of this Agreement);

                     (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

                     (iii) Any violation of this Agreement; or

                     (iv) Any claims for damages resulting from any business conducted between Borrower and Bank, including claims for injury to persons, property or business interests (torts).

                (b) At the request of Borrower or Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by California law.

                (c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration and will be conducted within Los Angeles County, California.

                (d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this Section is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this Section is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

                (e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

                (f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

                (g) The procedure described above will not apply if the controversy or claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to Bank secured by real property located in California. In this case, both Borrower and Bank must consent to submission of the claim or controversy to arbitration. If all parties do not consent to arbitration, the controversy or claim will be settled as follows:

                     (i) Borrower and Bank will designate a referee (or a panel of referees) selected under the auspices of the American Arbitration Association in the same manner as arbitrators are selected in Association-sponsored proceedings;

                     (ii) The designated referee (or the panel of referees) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections;

                     (iii) The referee (or the presiding referee of the panel) will be an active attorney or a retired judge; and

                     (iv) The award that results from the decision of the referee (or the panel) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

                (h) This provision does not limit the right of Borrower or Bank to:

                     (i)   exercise self-help remedies such as setoff;

                     (ii) foreclose against or sell any real or personal property collateral; or

                     (iii) act in a court of law, before, during or after the arbitration proceeding to obtain:

                             (A) an interim remedy; and/or

                             (B) additional or supplementary remedies.

                     (iv) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of Borrower or Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit. However, if the controversy or claim arises from or relates to an obligation to Bank which is secured by real property located in California at the time of the proposed submission to arbitration, this right is limited according to the provision above requiring the consent of both Borrower and Bank to seek resolution through arbitration.

         13.5 SEVERABILITY; WAIVERS. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. Bank retains all rights, even if it makes a loan after Default or Event of Default. If Bank waives a Default or event of Default, it may enforce a later Default or Event of Default. Any consent or waiver under this Agreement must be in writing.

         13.6 ADMINISTRATION COSTS. Borrower shall pay Bank for all reasonable costs incurred by Bank in connection with administering this Agreement.

         13.7 ATTORNEYS' FEES. Borrower shall reimburse Bank for any reasonable costs and attorneys' fees incurred by Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and including any amendment, waiver,

"workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. As used in this Section, "attorneys' fees" includes the allocated costs of Bank's in-house counsel.

         13.8 ONE AGREEMENT. This Agreement and any security or other agreements referred to in this Agreement, collectively:

                (a) represent the sum of the understandings and agreements between Bank and Borrower concerning this credit;

                (b) replace any prior oral or written agreements between Bank and Borrower concerning this credit; and

                (c) are intended by Bank and Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

         13.9 DISPOSITION OF SCHEDULES, REPORTS, ETC. DELIVERED BY BORROWER. Bank will not be obligated to return any schedules, invoices, statements, budgets, forecasts, reports or other papers delivered by Borrower. Bank will destroy or otherwise dispose of such materials at such time as Bank, in its discretion, deems appropriate.

         13.10 RETURNED MERCHANDISE. Until Bank exercises its rights to collect the accounts receivable as provided under any security agreement required under this Agreement, Borrower may continue its present policies for resumed merchandise and adjustments. Credit adjustments with respect to returned merchandise shall be made immediately upon receipt of the merchandise by Borrower or upon such other disposition of the merchandise by the debtor in accordance with Borrower's instructions. If a credit adjustment is made with respect to any Acceptable Receivable, the amount of such adjustment shall no longer be included in the amount of such Acceptable Receivable in computing the Borrowing Base.

         13.11 VERIFICATION OF RECEIVABLES. Bank may at any time, either orally or in writing, request confirmation from any debtor of the current amount and status of the accounts receivable upon which such debtor is obligated.

         13.12 INDEMNIFICATION. Borrower shall defend and indemnify the Bank and its officers, directors, employees and agents (each, an "Indemnified Person"), against all claims, damages, liabilities and expenses which may be incurred by or asserted against any of them (except by Borrower) in connection with this Agreement, the other Loan Documents and the transactions contemplated herein, in the other Loan Documents and in the Acquisition Agreement, or which are related thereto, and for any reasonable legal or other expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding, whether commenced or threatened (including without limitation the allocated cost of in-house attorneys and staff), or in any way relating to the extension of the financing contemplated by this Agreement or from any use or intended use of any of the proceeds thereof except, in the case of any Indemnified Person, to the extent any such loss, claim, damage or liability results from the gross negligence or willful misconduct of such Indemnified Person. Without limitation on the foregoing, Borrower will indemnify and hold harmless Bank and each other Indemnified Person from any loss, or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of any materials which described as "hazardous" or "toxic" under or which are governed by any Environmental Laws, irrespective of whether such materials are on, under or about Borrower's premises. The indemnities under this Section will survive the termination of this Agreement and the repayment of all obligations of Borrower hereunder.

         13.13 NOTICES. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as Bank and Borrower may specify from time to time in writing.

         13.14 HEADINGS. Article and Section headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

         13.15 COUNTERPARTS. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

This Agreement is executed as of the date stated at the top of the first page hereof.

BANK OF AMERICA NATIONAL             HAWKER PACIFIC, INC., a
TRUST AND SAVINGS ASSOCIATION        California corporation

By  [ILLEGIBLE]                      By    /s/ DAVID L. LOKKEN
  -----------------------------            -------------------------

Title  Vice President                Title  President/CEO
      -------------------------            -------------------------

By  [ILLEGIBLE]                      By    /s/ BRIAN AUNE
  -----------------------------            -------------------------

Title  Vice President                Title  Vice President & CFO
      -------------------------            -------------------------

Address where notices to             Address where notices to
Bank are to be sent:                 Borrower is to be sent:

3233 Park Centre Drive               Hawker Pacific, Inc.
Costa Mesa, California 92626         11310 Sherman Way
Attention: Deborah Miller, Vice      Sun Valley, California 91352
President                            Attention: David Lokken

                                     With copy to:

                                     Unique Investment
                                     Corporation
                                     1831 South Ritchey Street
                                     Santa Ana, California  92705
                                     Attention: Daniel J. Lubeck

Schedule 1 to Business Loan Agreement

Deposit Accounts

BANK    ACCOUNT NO.



Intellectual Property



PATENTS



TRADEMARKS



COPYRIGHTS



Persons owning interests in Borrower and AqHawk

NAME     PERCENTAGE OWNERSHIP       NO. OF SHARES




EXISTING DEBTS, CONTINGENT OBLIGATIONS AND LEASES.




EXISTING LIENS.

Schedule 2 - Sabena Shipset Description

                                 Hawker Pacific, Inc.

                              Lease Property and Assets

REAL PROPERTY

         Sun Valley California 91352

Building # 1, 2, & 3         11310 Sherman Way           Annual Rent:  $209,388


Building # 4                 11258 Sherman Way           Annual Rent:  $ 55,476

Building # 5                 11260 Sherman Way, Back     Annual Rent:  $ 55,476

Building # 6                 11260 Sherman Way, Front    Annual Rent:  $ 55,476

Building # 7                 11252 Sherman Way           Annual Rent:  $113,700

Building # 8                 7100 Case Avenue            Annual Rent:  $192,000

Miami Inv. Location          Sun Valley Storage          Annual Rent:  $  3,600
                             10991 Roscoe Blvd.

         Burbank, California 91504

CEO's Apartment              301 Bethany Rd. #302        Annual Rent:  $ 12,600

         Holland

Nooderfreef 80, 2153 LL Nieuw-Vennep                     Annual Rent:  $  9,000
The Netherlands

PERSONAL PROPERTY

Vehicles                                                 Annual Lease:  $15,660

Office Equipment                                         Annual Lease:  $25,710

                                 Hawker Pacific, Inc.
                             Listing of HPI Bank Accounts

US Operations:

Bank of America 09498-02086  Receipts Account         Sun Valley, California
Bank of America 09497-08611  Disbursements Account    Sun Valley, California
Bank of America 09499-4650   Payroll Account          Sun Valley, California
Bank of America 09495-08877  Training Reimb. Acct.    Sun Valley, California

All of the above accounts require any two signatures from the following four individuals for withdraw.

David Lokken, Brian Aune, Brian Carr, Jodene Jonte

Holland Operations:

ABNB     56254.37.089        General Expense Acct.    Holland
ABNB     56.55.17.600        Dutch Guilders Acct.     Holland
ABNB     62.64.04.460        US Dollar Account        Holland

All of the above require signature from one of the following individuals for transfer or withdraw.

David Lokken, Brian Aune, Ed Lepelaar

                                 Hawker Pacific, Inc.


                                Contingent Liabilities

Currently Hawker Pacific, Inc. is aware of one contingent liability. It is for the vendor demanded upgrade of our MFG/PRO software license such that our license properly represents our current hardware platform and number of software system users. The vendor is QAD, Inc. of Cupertino, California. There initial request to upgrade our system was an expense of $188,000. They have recently amended their demand downward to approximately $125,000.

                                 Hawker Pacific, Inc.

                             "Sabena" Shipset Description

For purpose of identifying the referenced "Sabena" shipset utilize the following:

The "Sabena" shipset is a Boeing 747-400 Landing Gear Rotable Asset received from Sabena Airline of Belgium in September 1996 on an exchange contract. The shipset includes two main landing gears, two body landing gears and one nose landing gear.

INTELLECTUAL PROPERTY


              None

OWNERSHIP

         Hawker Pacific is 100% owned by AqHawk with 5000 common shares outstanding


         AqHawk is owned by the following:

              Melanie Bastian - 4150 Common Shares
              Melanie Bastain - 400 Preferred Shares
              John G. Makoff- 1550 Common Shares
              Daniel J. Lubeck - 1150 Common Shares
              Scott W. Hartman - 1150 Common Shares
              Sidney G. Makoff- 1000 Common Shares
              David L. Lokken - 500 Common Shares
              Jim Yoder - 100 Common Shares
              Air Resources, Inc. - 100 Common Shares
              Brian S. Aune - 100 Common Shares
              Brian Carr- 100 Common Shares
              Michael Riley - 100 Common Shares




EXISTING LIENS

         Lease assets only

                                  SECURITY AGREEMENT


         This SECURITY AGREEMENT ("Agreement"), dated as of November _, 1996, is made by HAWKER PACIFIC, INC., a California corporation ("Grantor"), in favor of BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as the Bank under the Loan Agreement referred to below ("Secured Party"). Terms defined in the Loan Agreement (as hereinafter defined) and not otherwise defined in this Agreement are used herein with the same meanings.

                                       RECITALS

         A. Pursuant to the Business Loan Agreement dated as of November __, 1996 by and among Grantor, as Borrower, and Secured Party, as Bank (as such agreement may from time to time be amended, extended, renewed, supplemented or otherwise modified, the "Loan Agreement"), Secured Party has agreed to extend certain credit facilities to Grantor.

         B. The Loan Agreement provides, as a condition of the availability of such credit facilities on the Closing Date, that Grantor shall enter into this Agreement and shall grant security interests to Secured Party as herein provided.
                                      AGREEMENT

         NOW, THEREFORE, in order to induce Bank to extend the aforementioned credit facilities, and for other good and valuable consideration, the receipt and adequacy of which hereby is acknowledged, Grantor hereby represents, warrants, covenants, agrees, assigns and grants as follows:

         1. DEFINITIONS. This Agreement is the Security Agreement referred to in the Loan Agreement. This Agreement is one of the Loan Documents referred to in the Loan Agreement. Terms defined in the California Uniform Commercial Code and not otherwise defined in this Agreement or in the Loan Agreement shall have the meanings defined for those terms in the California Uniform Commercial Code. As used in this Agreement, the following terms shall have the meanings respectively set forth after each:

         "ADVANCE" means any advance made or to be made by Bank to Grantor as provided in ARTICLE 2, and INCLUDES advances made under Facility No. 1, Facility No. 2, and any Capital Loan.

         "AFFILIATE" means, as to any Person, any other Person which indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (and the correlative terms, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); PROVIDED that, in any event, any Person that owns, directly or indirectly, 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation that has more than 100 record holders of such securities, or 10% or more of the partnership or other ownership interests of any other Person that has more than 100 record holders of such interests, will be deemed to control such corporation or other Person.

         "COLLATERAL" means and includes all present and future right, title and interest of Grantor, in or to any Property or assets whatsoever, and all rights and powers of Grantor to transfer any interest in or to any Property or assets whatsoever, INCLUDING, without limitation, any and all of the following property:

              (a) All present and future accounts, accounts receivable, agreements, contracts, leases, contract rights, rights to payment, instruments, documents, chattel paper, security agreements, guaranties, letters of credit, undertakings, surety bonds, insurance policies (whether or not required by the terms of the Loan Documents), notes and drafts, and all forms of obligations owing to Grantor or in which Grantor may have any interest, however created or arising and whether or not earned by performance;

              (b) All present and future general intangibles, all tax refunds of every kind and nature to which Grantor now or hereafter may become entitled, however arising, all other refunds, and all deposits, reserves, loans, royalties, cost savings, deferred payments, goodwill, choses in action, liquidated damages, rights to indemnification, trade secrets, computer programs, software, customer lists, trademarks, trade names, patents, licenses, copyrights, technology, processes, proprietary information and insurance proceeds of which Grantor is a beneficiary;

              (c) All present and future deposit accounts of Grantor, INCLUDING, without limitation, any demand, time, savings, passbook or like account maintained by Grantor with any bank, savings and loan association, credit union or like organization, and all cash and cash equivalents of Grantor, whether or not deposited in any such deposit account;

              (d) All present and future books and records, INCLUDING, without limitation, books of account and ledgers of every kind and nature, all electronically recorded data relating to Grantor or the business thereof, all receptacles and containers for such records, and all files and correspondence;

              (e) All present and future goods, INCLUDING, without limitation, all consumer goods, farm products, inventory, equipment, gaming devices and associated equipment, machinery, tools, molds, dies, furniture, furnishings, fixtures, trade fixtures, motor vehicles and all other goods used in connection with or in the conduct of Grantor's business;

              (f) All present and future inventory and merchandise, INCLUDING. without limitation, all present and future goods held for sale or lease or to be furnished under a contract of service, all raw materials, work in process and finished goods, all packing materials, supplies and containers relating to or used in connection with any of the foregoing, and all bills of lading, warehouse receipts or documents of title relating to any of the foregoing;

              (g) All present and future stocks, bonds, debentures, securities, subscription rights, options, warrants, puts, calls, certificates, partnership interests, limited liability company interests, joint venture interests, investments and/or brokerage accounts and all rights, preferences, privileges, dividends, distributions, redemption payments, or liquidation payments with respect thereto;

              (h) All present and future accessions, appurtenances, components, repairs, repair parts, spare parts, replacements, substitutions, additions, issue and/or improvements to or of or with respect to any of the foregoing;

              (i)  All other tangible and intangible property of Grantor;

              (j) All rights, remedies, powers and/or privileges of Grantor with respect to any of the foregoing; and

              (k) Any and all proceeds and products of any of the foregoing, INCLUDING, without limitation, all money, accounts, general intangibles, deposit accounts, documents, instruments, chattel paper, goods, insurance proceeds, and any other tangible or intangible property received upon the sale or disposition of any of the foregoing;

PROVIDED that the term "COLLATERAL", as used in this Agreement, shall NOT include the following: (i) interests pledged pursuant to the Pledge Agreement; or (ii) real property or any interest therein.

         "GOVERNMENTAL AGENCY" means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, or (c) any court or administrative tribunal.

         "LAWS" means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents.

         "LOAN" means the aggregate of the Advances made at any one time by Bank pursuant to ARTICLE 2.

         "PERSON" means any entity, whether an individual, trustee, corporation, general partnership, limited partnership, joint stock company, trust, estate, unincorporated organization, business association, firm, joint venture, Governmental Agency, or otherwise.

         "PROPERTY" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

         "SECURED OBLIGATIONS" means any and all present and future obligations of any type or nature of Grantor to Secured Party arising under or relating to
(a) the Loan Agreement and the other Loan Documents including all obligations with respect to Loans or Letters of Credit made under the Loan Agreement and obligations under the Loan Documents executed in connection therewith, (b) interest rate swaps and other hedging arrangements entered into by Bank and Grantor, (c) the documents governing each other credit facility hereafter made available to Grantor or guarantied by Grantor, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, INCLUDING obligations of performance as well as obligations of payment, and INCLUDING interest that accrues after the commencement of any bankruptcy or insolvency proceeding by or against Grantor.

         2. FURTHER ASSURANCES. At any time and from time to time at the request of Secured Party, Grantor shall execute and deliver to Secured Party all such financing statements and other instruments and documents in form and substance satisfactory to Secured Party as shall be necessary or desirable to fully perfect, when filed and/or recorded, Secured Party's security interests granted pursuant to SECTION 3 of this Agreement. At any time and from time to time, Secured Party shall be entitled to file and/or record any or all such financing statements, instruments and documents held by it, and any or all such further financing statements, documents and instruments, and to take all such other actions, as Secured Party may deem appropriate to perfect and to maintain perfected the security interests granted in SECTION 3 of this Agreement. Before and after the occurrence of any Event of Default, at Secured Party's request, Grantor shall execute all such further financing statements, instruments and documents, and shall do all such further acts and things, as may be deemed necessary or desirable by Secured Party to create and perfect, and to continue and preserve, an indefeasible security interest in the Collateral in favor of Secured Party, or the priority thereof. With respect to any Collateral consisting of certificated securities, instruments, documents, certificates of title or the like, as to which Secured Party's security interest need be perfected by, or the priority thereof need be assured by, possession of such Collateral, Grantor will upon demand of Secured Party deliver possession of same in pledge to Secured Party. With respect to any Collateral consisting of securities, instruments, partnership, joint venture or limited liability company interests or the like, Grantor hereby consents and agrees that the issuers of, or obligors on, any such Collateral, or any registrar or transfer agent or trustee for any such Collateral, shall be entitled to accept the provisions of this Agreement as conclusive evidence of the right of Secured Party to effect any transfer or exercise any right hereunder or with respect to any such Collateral, notwithstanding any other notice or direction to the contrary heretofore or hereafter given by Grantor or any other Person to such issuers or such obligors or to any such registrar or transfer agent or trustee.

         3. SECURITY AGREEMENT. For valuable consideration, Grantor hereby assigns and pledges to Secured Party, and grants to Secured Party a security interest in, all presently existing and hereafter acquired Collateral, as security for the timely payment and performance of the Secured Obligations, and each of them. This Agreement is a continuing and irrevocable agreement and all the rights, powers, privileges and remedies hereunder shall apply to any and all Secured Obligations, including those arising under successive transactions which shall either continue the Secured Obligations, increase or decrease them and notwithstanding the bankruptcy of any Grantor or any other Person or any other event or proceeding affecting any Person.

         4. GRANTOR'S REPRESENTATIONS, WARRANTIES AND AGREEMENTS. EXCEPT as otherwise disclosed to Secured Party in writing concurrently herewith, Grantor represents, warrants and agrees that: (a) Grantor will pay, prior to delinquency, all taxes, charges, Liens and assessments against the Collateral, EXCEPT such as are timely contested in good faith, and upon its failure to pay or so contest such taxes, charges, Liens and assessments, Secured Party, after an Event of Default, at its option may pay any of them, and Secured Party shall be the sole judge of the legality or validity thereof and the amount necessary to discharge the same; (b) the Collateral will not be used for any unlawful purpose or in violation of any Laws in any material respect, nor used in any way that will void or impair any insurance required to be carried in connection therewith; (c) Grantor will, to the extent consistent with good business practice, keep the portion of the Collateral owned by it in reasonably good repair, working order and condition, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto and, as appropriate and applicable, will otherwise deal with such portion of the Collateral in all such ways as are considered good practice by owners of like Property; (d) Grantor will take all reasonable steps to preserve and protect the Collateral; (e) Grantor will maintain, with responsible insurance companies, insurance covering the Collateral against such insurable losses as is required by the Loan Agreement, and will cause Secured Party to be designated as an additional insured and loss payee with respect to all insurance (whether or not required by the Loan Agreement), will obtain the written agreement of the insurers that such insurance shall not be canceled, terminated or materially modified to the detriment of Secured Party without at least 30 days prior written notice to Secured Party, and will furnish copies of such insurance policies or certificates to Secured Party promptly upon request therefor; (f) Grantor will promptly notify Secured Party in writing in the event of any substantial or material damage to the Collateral (considered as a whole) from any source whatsoever, and, EXCEPT for the disposition of collections and other proceeds of the Collateral permitted by SECTION 7 hereof, Grantor will not remove or permit to be removed any part of the Collateral from its places of business without the prior written consent of Secured Party, EXCEPT for such items of the Collateral as are removed in the ordinary course of business or in connection with any transaction or disposition otherwise permitted by the Loan Documents; and (g) in the event Grantor changes its name or its address as either are set forth herein or in the Loan Agreement, Grantor will notify Secured Party of such name and/or address change promptly, but in any event, within five (5) days.

         5. SECURED PARTY'S RIGHTS RE COLLATERAL. At any time (whether or not an Event of Default has occurred), without notice or demand and at the expense of Grantor with regard to the portion of the Collateral owned by it, Secured Party may, to the extent it may be necessary or desirable to protect the security hereunder, but Secured Party shall not be obligated to: (a) at all reasonable times on reasonable notice, provided that if no Default or Event of Default exists, Bank will provide one (1) business day prior written or verbal notice of its intention to exercise its rights, and, if requested by Borrower, will provide written confirmation of any such verbal notice, enter upon any premises on which Collateral is situated and examine the same or (b) perform any obligation of Grantor under this Agreement or any obligation of any other Person under the Loan Documents. At any time and from time to time, at the expense of Grantor, Secured Party may, to the extent it may be necessary or desirable to protect the security hereunder, but Secured Party shall not be obligated to: (i) after an Event of Default, notify obligor on the Collateral that the Collateral has been assigned to Secured Party; and (ii) at any time and from time to time request from obligors on the Collateral, in the name of Grantor or in the name of Secured Party, information concerning the Collateral and the amounts owing thereon, PROVIDED, HOWEVER, that any such action which involves communicating with customers of Grantor shall be carried out by Secured Party through such Grantor's independent auditors unless Secured Party shall then have the right directly to notify obligors on the Collateral as provided in SECTION 9. Grantor shall maintain books and records pertaining to the Collateral in such detail, form and scope as Secured Party shall reasonably require consistent with Secured Party's interests hereunder. Grantor shall at any time at Secured Party's request mark the Collateral and/or Grantor's ledger cards, books of account and other records relating to the Collateral with appropriate notations reasonably satisfactory to Secured Party disclosing that they are subject to Secured Party's security interests. Secured Party shall be under no duty or obligation whatsoever to take any action to preserve any rights of or against any prior or other parties in connection with the Collateral, to exercise any voting rights or managerial rights with respect to any Collateral, whether or not an Event of Default shall have occurred, or to make or give any presentments, demands for performance, notices of non-performance, protests, notices of protests, notices of dishonor or notices of any other nature whatsoever in connection with the Collateral or the Secured Obligations. Secured Party shall be under no duty or obligation whatsoever to take any action to protect or preserve the Collateral or any rights of Grantor therein, or to make collections or enforce payment thereon, or to participate in any foreclosure or other proceeding in connection therewith.

         6. COLLECTIONS ON THE COLLATERAL. EXCEPT as otherwise provided in any Loan Document, Grantor shall have the right to use and to continue to make collections on and receive dividends and other proceeds of all of the Collateral in the ordinary course of business so long as no Event of Default shall have occurred and be continuing. Upon the occurrence and during the continuance of an Event of Default, at the option of Secured Party, Grantor's right to make collections on and receive dividends and other proceeds of the Collateral and to use or dispose of such collections and proceeds shall terminate, and any and all dividends, proceeds and collections, including all partial or total prepayments, then held or thereafter received on or on account of the Collateral will be held or received by Grantor in trust for Secured Party and immediately delivered in kind to Secured Party. Any remittance received by Grantor from any Person shall be presumed to relate to the Collateral and to be subject to Secured Party's security interests. Upon the occurrence and during the continuance of an Event of Default, Secured Party shall have the right at all times to receive, receipt for, endorse, assign, and deliver, in the name of Secured Party or in the name of Grantor, any and all checks, notes, drafts and other instruments for the payment of money constituting proceeds of or otherwise relating to the Collateral; and Grantor hereby authorizes Secured Party to affix, by facsimile signature or otherwise, the general or special endorsement of it, in such manner as Secured Party shall deem advisable, to any such instrument in the event the same has been delivered to or obtained by Secured Party without appropriate endorsement, and Secured Party and any collecting bank are hereby authorized to consider such endorsement to be a sufficient, valid and effective endorsement by Grantor, to the same extent as though it were manually executed by the duly authorized officer of Grantor, regardless of by whom or under what circumstances or by what authority such facsimile signature or other endorsement actually is affixed, without duty of inquiry or responsibility as to such matters, and Grantor hereby expressly waives demand, presentment, protest and notice of protest or dishonor and all other notices of every kind and nature with respect to any such instrument.

         7. POSSESSION OF COLLATERAL BY SECURED PARTY. All the Collateral now, heretofore or hereafter delivered to Secured Party shall be held by Secured Party in its possession, custody and control. Any or all of the Collateral delivered to Secured Party shall be held in an interest-bearing account, which is in the form of cash or cash equivalent, and Secured Party shall apply any such interest to payment of the Secured Obligations. Nothing herein shall obligate Secured Party to obtain any particular return on the Collateral. Upon the occurrence and during the continuance of an Event of Default, whenever any of the Collateral is in Secured Party's possession, custody or control, Secured Party may use, operate and consume the Collateral, whether for the purpose of preserving and/or protecting the Collateral, or for the purpose of performing any of Grantor's obligations with respect thereto, or otherwise. Secured Party may at any time deliver or redeliver the Collateral or any part thereof to Grantor, and the receipt of any of the same by Grantor shall be complete and full acquittance for the Collateral so delivered, and Secured Party thereafter shall be discharged from any liability or responsibility therefor. So long as Secured Party exercises reasonable care with respect to any Collateral in its possession, custody or control, Secured Party shall have no liability for any loss of or damage to such Collateral, and in no event shall Secured Party have liability for any diminution in value of Collateral occasioned by economic or market conditions or events. Secured

Party shall be deemed to have exercised reasonable care within the meaning of the preceding sentence if the Collateral in the possession, custody or control of Secured Party is accorded treatment substantially equal to that which Secured Party accords its own property, it being understood that Secured Party shall not have any responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Collateral, whether or not Secured Party has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against any Person with respect to any Collateral.

         8. EVENTS OF DEFAULT. There shall be an Event of Default hereunder upon the occurrence and during the continuance of an Event of Default under the Loan Agreement.

         9. RIGHTS UPON EVENT OF DEFAULT. Upon the occurrence and during the continuance of an Event of Default, Secured Party shall have, in any jurisdiction where enforcement hereof is sought, in addition to all other rights and remedies that Secured Party may have under applicable Law or in equity or under this Agreement (INCLUDING, without limitation, all rights set forth in SECTION 5 hereof) or under any other Loan Document, all rights and remedies of a secured party under the Uniform Commercial Code as enacted in California and, in addition, the following rights and remedies, all of which may be exercised with or without notice to Grantor and without affecting the Secured Obligations of Grantor hereunder or under any other Loan Document, or the enforceability of the Liens created hereby: (a) to foreclose the Liens created hereunder or under any other agreement relating to any Collateral by any available judicial procedure or without judicial process; (b) to enter any premises where any Collateral may be located for the purpose of securing, protecting, inventorying, appraising, inspecting, repairing, preserving, storing, preparing, processing, taking possession of or removing the same; (c) to sell, assign, lease or otherwise dispose of any Collateral or any part thereof, either at public or private sale or at any broker's board, in lot or in bulk, for cash, on credit or otherwise, with or without representations or warranties and upon such terms as shall be acceptable to Secured Party; (d) to notify obligors on the Collateral that the Collateral has been assigned to Secured Party and that all payments thereon are to be made directly and exclusively to Secured Party; (e) to collect by legal proceedings or otherwise all dividends, distributions, interest, principal or other sums now or hereafter payable upon or on account of the Collateral; (f) to cause the Collateral to be registered in the name of Secured Party, as legal owner; (g) to enter into any extension, reorganization, deposit, merger or consolidation agreement, or any other agreement relating to or affecting the Collateral, and in connection therewith Secured Party may deposit or surrender control of the Collateral and/or accept other Property in exchange for the Collateral; (h) to settle, compromise or release, on terms acceptable to Secured Party, in whole or in part, any amounts owing on the Collateral and/or any disputes with respect thereto; (i) to extend the time of payment, make allowances and adjustments and issue credits in connection with the Collateral in the name of Secured Party or in the name of Grantor; (j) to enforce payment and prosecute any action or proceeding with respect to any or all of the Collateral and take or bring, in the name of Secured Party or in the name of Grantor, any and all steps, actions, suits or proceedings deemed by Secured Party necessary or desirable to effect collection of or to realize upon the Collateral, INCLUDING any judicial or nonjudicial foreclosure thereof or thereon, and Grantor specifically consents to any nonjudicial foreclosure of any or all of the Collateral or any other action taken by Secured Party which may release any obligor from personal liability on any of the Collateral, and Grantor waives any right not expressly provided for in this Agreement to receive notice of any public or private judicial or nonjudicial sale or foreclosure of any security or any of the Collateral; and any money or other Property received by Secured Party in exchange for or on account of the Collateral, whether representing collections or proceeds of Collateral, and whether resulting from voluntary payments or foreclosure proceedings or other legal action taken by Secured Party or Grantor may be applied by Secured Party without notice to Grantor to the Secured Obligations in such order and manner as Secured Party in its sole discretion shall determine; (k) to insure, process and preserve the Collateral;
(l) to exercise all rights, remedies, powers or privileges provided under any of the Loan Documents; (m) to remove, from any premises where the same may be located, the Collateral and any and all documents, instruments, files and records, and any receptacles and cabinets containing the same, relating to the Collateral, and Secured Party may, at the cost and expense of Grantor, use such of its supplies, equipment, facilities and space at its places of business as may be necessary or appropriate to properly administer, process, store, control, prepare for sale or disposition and/or sell or dispose of the Collateral or to properly administer and control the handling of collections and realizations thereon, and Secured Party shall be deemed to have a rent-free tenancy of any premises of Grantor for such purposes and for such periods of time as reasonably required by Secured Party; (n) to receive, open and dispose of all mail addressed to Grantor and notify postal authorities to change the address for delivery thereof to such address as Secured Party may designate; PROVIDED that Secured Party agrees that it will promptly deliver over to Grantor such opened mail as does not relate to the Collateral; and (o) to exercise all other rights, powers, privileges and remedies of an owner of the Collateral; all at Secured Party's sole option and as Secured Party in its sole discretion may deem advisable. Grantor will, at Secured Party's request, assemble the Collateral and make it available to Secured Party at places which Secured Party may reasonably designate, whether at the premises of Grantor or elsewhere, and will make available to Secured Party, free of cost, all premises, equipment and facilities of Grantor for the purpose of Secured Party's taking possession of the Collateral or storing same or removing or putting the Collateral in salable form or selling or disposing of same.

         Upon the occurrence and during the continuance of an Event of Default, Secured Party also shall have the right, without notice or demand, either in person, by agent or by a receiver to be appointed by a court (and Grantor hereby expressly consents upon the occurrence and during continuance of an Event of Default to the appointment of such a receiver), and without regard to the adequacy of any security for the Secured Obligations, to take possession of the Collateral or any part thereof and to collect and receive the rents, issues, profits, income and proceeds thereof. Taking possession of the Collateral shall not cure or waive any Event of Default or notice thereof or invalidate any act done pursuant to such notice. The rights, remedies and powers of any receiver appointed by a court shall be as ordered by said court.

         Any public or private sale or other disposition of the Collateral may be held at any office of Secured Party, or at Grantor's place of business, or at any other place permitted by applicable Law, and without the necessity of the Collateral's being within the view of prospective purchasers. Secured Party may direct the order and manner of sale of the Collateral, or portions thereof, as it in its sole and absolute discretion may determine, and Grantor expressly waives any right to direct the order and manner of sale of any Collateral. Secured Party or any Person on Secured Party's behalf may bid and purchase at any such sale or other disposition. The net cash proceeds resulting from the collection, liquidation, sale, lease or other disposition of the Collateral shall be applied, first, to the expenses (including reasonable attorneys' fees and disbursements) of retaking, holding, storing, processing and preparing for sale or lease, selling, leasing, collecting, liquidating and the like, and then to the satisfaction of the Secured Obligations in such order as shall be determined by Secured Party in its sole and absolute discretion. Grantor and any other Person then obligated therefor shall pay to Secured Party on demand any deficiency with regard thereto which may remain after such sale, disposition, collection or liquidation of the Collateral.

         Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Secured Party will send or otherwise make available to Grantor reasonable notice of the time and place of any public sale thereof or of the time on or after which any private sale thereof is to be made. The requirement of sending reasonable notice conclusively shall be met if such notice is mailed, first class mail, postage prepaid, to Grantor at its address set forth in the Loan Agreement, or delivered or otherwise sent to Grantor, at least five (5) days before the date of the sale.

         With respect to any Collateral consisting of securities, partnership interests, joint venture interests, limited liability company interests, Investments or the like, and whether or not any of such Collateral has been effectively registered under the Securities Act of 1933, as amended, or other applicable Laws, Secured Party may, in its sole and absolute discretion, sell all or any part of such Collateral at private sale in such manner and under such circumstances as Secured Party may deem necessary or advisable in order that the sale may be lawfully conducted. Without limiting the foregoing, Secured Party may (i) approach and negotiate with a limited number of potential purchasers, and (ii) restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing such Collateral for their own account for investment and not with a view to the distribution or resale thereof. In the event that any such Collateral is sold at private sale, Grantor agrees that if such Collateral is sold for a price which Secured Party in good faith believes to be reasonable under the circumstances then existing, then (a) the sale shall be not be deemed to be commercially unreasonable by reason of price, (b) Grantor shall not be entitled to a credit against the Secured Obligations in an amount in excess of the purchase price, and (c) Secured Party shall not incur any liability or responsibility to Grantor in connection therewith, notwithstanding the possibility that a substantially higher price might have been realized at a public sale. Grantor recognizes that a ready market may not exist for such Collateral if it is not regularly traded on a recognized securities exchange, and that a sale by Secured Party of any such Collateral for an amount substantially less than a pro rata share of the fair market value of the issuer's assets minus liabilities may be commercially reasonable in view of the difficulties that may be encountered in attempting to sell a large amount of such Collateral or Collateral that is privately traded.

         Upon consummation of any sale of Collateral hereunder, Secured Party shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the Collateral so sold absolutely free from any claim or right upon the part of Grantor or any other Person, and Grantor hereby waives (to the extent permitted by applicable Laws) all rights of redemption, stay and appraisal which it now has or may at any time in the future have under any rule of Law or statute now existing or hereafter enacted.

         10. ATTORNEY-IN-FACT. Grantor hereby irrevocably nominates and appoints Secured Party as their attorney-in-fact for the following purposes: (a) to do all acts and things which Secured Party may deem necessary or advisable to perfect and continue perfected the security interests created by this Agreement and, upon the occurrence and during the continuance of an Event of Default, to preserve, process, develop, maintain and protect the Collateral; (b) upon the occurrence and during the continuance of an Event of Default, to do any and every act which Grantor is obligated to do under this Agreement, at the expense of the Grantor and without any obligation to do so; (c) to prepare, sign, file and/or record, for Grantor, in the name of Grantor, any financing statement, application for registration, or like paper, and to take any other action deemed by Secured Party necessary or desirable in order to perfect or maintain perfected the security interests granted hereby; and (d) upon the occurrence and during the continuance of an Event of Default, to execute any and all papers and instruments and do all other things necessary or desirable to preserve and protect the Collateral and to protect Secured Party's security interests therein; PROVIDED, HOWEVER, that Secured Party shall be under no obligation whatsoever to take any of the foregoing actions, and, absent bad faith or actual malice, Secured Party shall have no liability or responsibility for any act taken or omission with respect thereto (other than Secured Party's own gross negligence or willful misconduct).

         11. COSTS AND EXPENSES. Grantor agrees to pay to Secured Party all costs and expenses (INCLUDING, without limitation, reasonable attorneys' fees and disbursements, including allocated costs of in-house counsel), incurred by Secured Party in the enforcement or attempted enforcement of this Agreement, whether or not an action is filed in connection therewith, and in connection with any waiver or amendment of any term or provision hereof. All advances, charges, costs and expenses, INCLUDING reasonable attorneys' fees and disbursements, incurred or paid by Secured Party in exercising any right, privilege, power or remedy conferred by this Agreement (INCLUDING, without limitation, the right to perform any Secured Obligation of Grantor under the Loan Documents), or in the enforcement or attempted enforcement thereof, shall be secured hereby and shall become a part of the Secured Obligations and shall be paid to Secured Party by Grantor, immediately upon demand, together with interest thereon at the Default Rate.

         12. STATUTE OF LIMITATIONS AND OTHER LAWS. Until the Secured Obligations shall have been paid and performed in full, the power of sale and all other rights, privileges, powers and remedies granted to Secured Party hereunder shall continue to exist and may be exercised by Secured Party at any time and from time to time irrespective of the fact that any of the Secured Obligations may have become barred by any statute of limitations. Grantor expressly waives the benefit of any and all statutes of limitation, and any and all Laws providing for exemption of property from execution or for valuation and appraisal upon foreclosure, to the maximum extent permitted by applicable Law.

         13. OTHER AGREEMENTS. Nothing herein shall in any way modify or limit the effect of terms or conditions set forth in any other security or other agreement executed by Grantor or in connection with the Secured Obligations, but each and every term and condition hereof shall be in addition thereto. All provisions contained in the

Loan Agreement or any other Loan Document that apply to Loan Documents generally are fully applicable to this Agreement and are incorporated herein by this reference.

         14. CONTINUING EFFECT. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Grantor for liquidation or reorganization, should Grantor become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of Grantor's assets.

         15. RELEASE OF GRANTOR. This Agreement and all Secured Obligations of Grantor hereunder shall be released when all Secured Obligations have been paid in full in cash or otherwise performed in full and when no portion of the Commitments remain outstanding. Upon such release of Grantor's Secured Obligations hereunder, Secured Party shall return any pledged Collateral to Grantor, or to the Person or Persons legally entitled thereto, and shall endorse, execute, deliver, record and file all instruments and documents, and do all other acts and things, reasonably required for the return of the Collateral to Grantor, or to the Person or Persons legally entitled thereto, and to evidence or document the release of Secured Party's interests arising under this Agreement, all as reasonably requested by, and at the sole expense of, Grantor.

         16. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with and governed by the local laws of the State of California.

         17. ATTORNEY'S FEES. In any action to enforce this Agreement, the prevailing party shall be entitled to receive, in addition to any other relief awarded by the tribunal, its attorney's fees and costs (including the allocated fees and costs of internal counsel).

         IN WITNESS WHEREOF, Grantor has executed this Agreement by its duly authorized offer as of the date first written above.


                             "Grantor"

                             HAWKER PACIFIC, INC., a California corporation


                             By:   /s/ David L. Lokken
                                ----------------------------

                                 David L. Lokken, President & CEO
                                ----------------------------------
                                  [Name and Title]




ACCEPTED AND AGREED
AS OF THE DATE FIRST
ABOVE WRITTEN:

"Secured Party"

BANK OF AMERICA NATIONAL
TRUST AND SAVINGS ASSOCIATION,
as Secured Party


By:  [illegible]
   -----------------------

Title:
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